Exhibit 10.2

Execution Version

FOR U.S. TAX PURPOSES ONLY, THE LOANS UNDER THIS AGREEMENT ARE TREATED AS HAVING BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). BEGINNING NO LATER THAN TEN DAYS AFTER JULY 22, 2011, A LENDER MAY, UPON REQUEST, OBTAIN FROM THE BORROWER THE ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY OF EACH LOAN MADE BY SUCH LENDER BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE BORROWER, 10990 ROE AVENUE, OVERLAND PARK, KANSAS 66211.

CREDIT AGREEMENT

dated as of

July 22, 2011

among

YRCW RECEIVABLES LLC,

as Borrower

YRC WORLDWIDE INC.,

as Servicer

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Sole Lead Arranger

i

ARTICLE 11
ADMINISTRATION AND COLLECTION

Section 11.01.	Designation of Servicer	109
Section 11.02.	Duties of Servicer	110
Section 11.03.	Collections on Receivables	110

SCHEDULES:

Schedule 1 – Commitment Schedule

Schedule 2 – Office of Borrower; Locations of Records

Schedule 3 – Lockboxes; Collection Accounts

Schedule 4 – Transactions Schedule

Schedule 5 – Pension Fund Entities

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – U.S. Tax Certificates

Exhibit C – Form of Borrowing Base Certificate

Exhibit D – Form of Compliance Certificate

Exhibit E – Performance Undertaking

Exhibit F – Credit and Collection Policy

Exhibit G – Invoice

CREDIT AGREEMENT dated as of July 22, 2011 (as it may be amended, amended and restated, modified or supplemented from time to time, this “Agreement”), among YRCW RECEIVABLES LLC, as Borrower, YRC WORLDWIDE INC., as Servicer, each Lender from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Collateral” has the meaning assigned to such term in Section 10.01.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Replacement Term Facility pursuant to a Refinancing Amendment in accordance with Section 2.20; provided that each Additional Lender shall be subject to the consent of the Administrative Agent if and to the extent any such consent would be required under Section 9.04 for an assignment of Loans or Commitments to such Additional Lender and the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that at no time shall the Adjusted LIBO Rate be less than 1.50%.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, together with its permitted successors and assigns.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” means 85%.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement, the Initial Lenders and their Affiliates shall be deemed not to be Affiliates of the Borrower, the Company or any of its subsidiaries.

“Aging Supplemental Information” has the meaning assigned to such term in Section 5.01(e).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, (a) with respect to the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by the sum of such Term A Lender’s Term A Commitment at such time and the principal amount of such Term A Lender’s Term A Loans at such time and (b) with respect to the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Effective Date, such Term B Lender’s Term B Commitment at such time and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time.

“Applicable Rate” means, for any day, (a) with respect to Term A Loans, (i) 7.00% per annum in the case of any Eurodollar Loan and 6.00% per annum in the case of any ABR Loan, (b) with respect to Term B Loans, (i) 9.75% per annum in the case of any Eurodollar Loan and 8.75% per annum in the case of any ABR Loan or (c) with respect to the commitment fees payable hereunder, 7.00% per annum.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger” means J.P. Morgan Securities LLC, in its capacity as sole lead arranger and bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Attributable Debt” means, as of any date of determination thereof, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease in connection with a Sale and Leaseback Transaction.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility (as defined in the YRCW Amended Term Loan as in effect on the Effective Date) is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility (as defined in the YRCW Amended Term Loan as in effect on the Effective Date) is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility (as defined in the YRCW Amended Term Loan as in effect on the Effective Date) if the same were structured as a secured lending agreement rather than a purchase agreement.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Availability Shortfall” means, at any time, if the Outstanding Facilities Amount exceeds the Borrowing Base.

“Available Liquidity” means, as of any date of determination, the sum of (a) Excess Availability and (b) the amount of unrestricted cash and Cash Equivalents of the Company and its subsidiaries that is in excess of $50,000,000.

“Borrower” means YRCW Receivables LLC, a Delaware limited liability company.

“Borrowing” means (a) Term A Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) Term B Loans made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, the sum of (a) the product of the Advance Rate and the Net Eligible Receivables Balance at such time, plus (b) 100% of the cash collateralized portion of the Outstanding Facilities Amount at such time, minus (c) Reserves imposed by the Administrative Agent in its Permitted Discretion. The calculation in clause (a) above at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent.

“Borrowing Base Certificate” has the meaning assigned to such term in Section 5.01(h).

“Borrowing Base Report” has the meaning assigned to such term in Section 5.01(e).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Period” means each calendar month.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its subsidiaries prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles; provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as an operating lease and not a Capitalized Lease Obligation.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) other short-term investments entered into in accordance with normal investment policies and practices of any Foreign Subsidiary consistent with past practices for cash management and constituting investments in governmental obligations and investment funds analogous to and having a credit risk not greater than investments of the type described in clauses (a) through (e) above.

“Change in Control” means the earliest to occur of (a) any “Change in Control” (or any comparable term) under any Specified Debt; (b) the Company shall cease to own, directly or indirectly, all of the outstanding shares of voting stock of the Borrower on a fully diluted basis; or (c) the Company shall cease to own, directly or indirectly, all of the outstanding shares of voting stock of each Originator on a fully diluted basis.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental

Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class” (a) when used with respect to Commitments, refers to whether such Commitments are Term A Commitments, Term B Commitments or Other Term Commitments and (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term A Loans, Term B Loans or Other Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in Section 10.01.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited.

“Collection Account Agreement” means, in the case of any actual or proposed Collection Account, an agreement with a Collection Bank in a form reasonably acceptable to the Administrative Agent and the Borrower.

“Collection Bank” means, at any time, any of the banks or other financial institutions holding one or more Collection Accounts.

“Collection Notice” means a notice, in substantially the form attached to a Collection Account Agreement, from the Administrative Agent to a Collection Bank.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including without limitation, all cash proceeds of Related Security with respect to such Receivable and all Deemed Collections (if any) with respect to such Receivable.

“Commitments” means, collectively, the Term A Commitments, the Term B Commitments and the Other Term Commitments.

“Commitment Schedule” means the Schedule attached hereto identified as Schedule 1.

“Company” means YRC Worldwide Inc., a Delaware corporation.

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation (including that applied to the Company’s equity method investments), (d) amortization (including that applied to the Company’s equity method investments), (e) extraordinary, non-cash charges, expenses or losses incurred other than in the ordinary course of business, (f) non-recurring (including non-recurring and unusual) non-cash charges, expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business, (g) non-cash expenses related to stock based compensation or stock appreciation rights, (h) the actual aggregate amount of transaction and restructuring professional fees paid by the Company and its subsidiaries in and during such four fiscal quarters, (i) to the extent applicable charges, expenses and losses incurred in respect of the transaction consummated pursuant to the Project Delta Purchase Agreement (as defined in the YRCW Amended Term Loan as in effect on the Effective Date), (j) current and deferred financing, legal and accounting costs with respect to the Company’s indebtedness that are charged to non-interest expense on the Company’s income statement in accordance with GAAP minus, to the extent included in Consolidated Net Income, (k) interest income, (l) income tax credits and refunds (to the extent not netted from tax expense), (m) any cash payments made during such period in respect of items described in clauses (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (n) any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of Indebtedness, (o) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its subsidiaries in accordance with GAAP on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period the Company or any subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (b) if during such Reference Period the Company or any subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect (reasonably satisfactory to the Administrative Agent) thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (i) constitutes (A) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (B) all or substantially all of the common stock or other Equity Interests of a Person, and (ii) involves the payment of consideration by the Company and its subsidiaries in excess of $10,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (i) constitutes (A) assets comprising all or substantially all or any significant portion of a business or operating unit of a business or (B) all or substantially all of the common stock or other Equity Interests of a Person and (ii) yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.

“Consolidated Interest Expense” means, for any period, the sum of the total consolidated interest expense of the Company and its subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (a) that portion of Capitalized Lease Obligations of the Company and its subsidiaries representing the interest factor for such period, (b) the interest component of any lease payment under Attributable Debt transactions paid by the Company and its subsidiaries for such period and (c) all commissions, discounts and other fees and charges owed by the Company or any of its subsidiaries with respect to letters of credit, bankers’ acceptances, bank guaranties, letters of guaranty and similar obligations.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period (without deduction for minority interests); provided that (a) in determining Consolidated Net Income, the net income of any other Person which is not a subsidiary of the Company or is accounted for by the Company by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Company or a subsidiary thereof during such period, (b) the net income of any subsidiary of the Company (other than the Company) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such subsidiary and (c) the net income (or loss) of any other Person acquired by the Company or a subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing any Indebtedness, Capitalized Lease Obligations, or dividends (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contribution Deferral Agreement” means that certain Contribution Deferral Agreement, dated as of June 17, 2009, by and between YRC Inc., USF Holland, Inc., New Penn Motor Express, Inc., USF Reddaway Inc., certain other of the subsidiaries of the Company, the Trustees for the Central States, Southeast and Southwest Areas Pension Fund, the Pension Fund Entities and each other pension fund from time to time party thereto and Wilmington Trust Company, as amended and restated as of the Effective Date pursuant to the terms of Amendment 10 thereto, dated as of April 29, 2011, and all agreements, instruments and other documentation related thereto, all as the same may be amended, amended and restated, restated, supplemented or otherwise modified in accordance with the terms hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit and Collection Policy” means the Borrower’s credit and collection policies and practices relating to Invoices and Receivables existing on the date hereof and summarized in Exhibit F hereto, as modified from time to time in accordance with this Agreement. It is understood that the Credit and Collection Policy of the Borrower in respect of any Receivable shall be the credit and collection policies of the Originator thereof. To the extent any Originator shall not have comprehensively reduced to writing its credit and collection policies, the Credit and Collection Policy in respect of Receivables originated by such Originator shall be those credit and collection policies of such Originator in effect on the date hereof and disclosed to the Administrative Agent on or prior to the date hereof.

“Credit Exposure” means, as to any Lender at any time, an amount equal to the aggregate principal amount of its Loans outstanding at such time.

“Daily Report” has the meaning assigned to such term in Section 5.01(g).

“Daily Servicing Fee” means, for any day, an amount equal (a)(i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the aggregate Outstanding Balance of all Transferred Receivables on such day.

“Deemed Collections” means the aggregate of all amounts the Borrower shall have been deemed to have received as a Collection of a Receivable. The Borrower shall be deemed to have received: (a) a Collection of a Receivable in the amount of the reduction or cancellation if at any time the Outstanding Balance of any such Receivable is reduced or canceled either as a result of (i) any defective or rejected goods or services, any discount or any adjustment or otherwise by Borrower (other than cash Collections on account of the Receivables) or (ii) any setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), and (b) a Collection in full of a Receivable if at any time any of the representations or warranties in Section 3.01 prove to have been untrue when made or deemed made with respect to such Receivable. The Borrower hereby agrees to pay all Deemed Collections immediately to the Servicer for application in accordance with the terms and conditions hereof.

“Default Ratio” means, at any time, a fraction (expressed as a percentage) having (a) a numerator equal to the sum of (i) the Outstanding Balance of all Receivables that remained outstanding 151 to 180 days after their respective initial invoice dates as of the last day of the Calculation Period most recently ended, plus (ii) the aggregate Outstanding Balance of Receivables that were written off as uncollectible during the Calculation Period most recently ended that, if not so written off, would have been outstanding not more than 180 days after their respective invoice dates, and (b) a denominator equal to the aggregate amount payable pursuant to Invoices generated five Calculation Periods prior to the Calculation Period most recently ended.

“Defaulted Receivable” means a Receivable: (a) as to which any payment, or part thereof, remains unpaid for 151 days or more from the original invoice date for such payment; (b) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in paragraph (d) of Article 7 (as if references to the Borrower therein refer to such Obligor); (c) as to which the Obligor thereof, if a natural person, is deceased; or (d) which has been identified by the Borrower as uncollectible.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans within two Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within two Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (and is financially able to meet such obligations), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any organizational action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delinquency Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that are then Delinquent Receivables, divided by (ii) the aggregate Outstanding Balance of all Receivables as of such date.

“Delinquent Receivables” means a Receivable (other than a Defaulted Receivable) as to which any payment, or part thereof, remains unpaid for 121 days or more but less than 151 days from the original invoice date for such payment.

“Dilution Ratio” means, as of the last day of any Calculation Period, a percentage equal to (a) the aggregate amount of Dilutions which occurred during such Calculation Period, divided by (b) the aggregate amount of Receivables generated by the Originators during the Calculation Period immediately prior to such Calculation Period.

“Dilution Reserve” means an amount equal to the product of (a) the Net Eligible Receivables and (b) a percentage equal to (i) if the Dilution Percentage is greater than 100% minus the Advance Rate, the Dilution Percentage and (ii) if the Dilution Percentage is equal to or less than 100% minus the Advance Rate, 0%. For purposes of this definition, “Dilution Percentage” means (A) 2.0 times the rolling twelve-month Dilution Ratio, plus (B) 5.0%.

“Dilutions” means, at any time, the aggregate amount of reductions in or cancellations of the Outstanding Balances of the Receivables described in clauses (a)(i) and (a)(ii) of the definition of “Deemed Collections.”

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a subsidiary of the Company incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived), which date is July 22, 2011.

“Eligible Receivable” means, at any time:

(a) a Receivable the Obligor of which, (i) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its principal office in the United States and (ii) is not an Affiliate of any of the parties hereto,

(b) a Receivable (i) as to which no payment, or part thereof, remains unpaid for 120 days or more from the original invoice date and (ii) that is not a Defaulted Receivable,

(c) a Receivable which arises under an Invoice that requires payment within 60 days after the original invoice date therefor and has not had its payment terms extended,

(d) a Receivable which is an “account” within the meaning of Section 9-106 of the UCC of all applicable jurisdictions,

(e) a Receivable which is denominated and payable only in United States dollars in the United States,

(f) a Receivable which arises under an Invoice in substantially the form of one of the form invoices set forth on Exhibit G hereto or otherwise approved by the Administrative Agent in writing (such approval not to be unreasonably withheld, delayed or conditioned), which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable by the Borrower and its assignees against such Obligor in accordance with its terms,

(g) a Receivable which arises under an Invoice which (i) does not require the Obligor under such Invoice to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator or any of its assignees under such Invoice and (ii) is not subject to a confidentiality provision that would have the effect of restricting the ability of the Administrative Agent or any Lender to exercise its rights under this Agreement, including, without limitation, its right to review the Invoice,

(h) a Receivable which arises under an Invoice that contains an obligation to pay a specified sum of money,

(i) a Receivable to the extent such Receivable is not subject to any right of rescission, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor or Originator or any other Adverse Claim,

(j) a Receivable as to which (i) at any time while any Labor Action is pending or threatened, the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, and (ii) at any time while no such Labor Action is pending or threatened, a Receivable as to which the applicable Originator has commenced shipment of the underlying goods in accordance with the applicable Invoice or purchase order and no further action is required to be performed by any Person with respect thereto other than the completion of shipment by such Originator and payment thereon by the applicable Obligor,

(k) a Receivable all right, title and interest to and in which has been validly transferred by the applicable Originator directly to the Borrower under and in accordance with the Sale Agreement, and the

Borrower has good and marketable title thereto free and clear of any Adverse Claim except (i) the Adverse Claim in favor of the Administrative Agent created by this Agreement, (ii) the Adverse Claim in favor of the Originators created by the Originator Subordinated Secured Notes and (iii) other Permitted Encumbrances,

(l) a Receivable which, together with the Invoice related thereto, was created in compliance with each, and does not breach any, law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Invoice related thereto is in violation of any such law, rule or regulation,

(m) a Receivable which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,

(n) a Receivable which was generated in the ordinary course of the applicable Originator’s business in connection with the provision of shipping services for the applicable Obligor by such Originator,

(o) that portion of a Receivable which arises solely from the sale of freight shipping and ancillary services to the related Obligor by the applicable Originator (and not that portion which arises from the provision of services by an interline carrier), and such Originator shall have transferred such Receivable to the Borrower,

(p) a Receivable as to which the Administrative Agent has not notified the Borrower that the Administrative Agent has determined in its Permitted Discretion that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under an Invoice that is not acceptable to the Administrative Agent in its Permitted Discretion, and

(q) a Receivable the Obligor of which is not the Obligor (or the Affiliate of an Obligor) in respect of Receivables of which more than 50% of the aggregate Outstanding Balance is more than 120 days past their respective invoice dates.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided, however, that all convertible Indebtedness, including the 3.375% Contingent Convertible Senior Notes, the 5% Contingent Convertible Senior Notes, the 6% Convertible Senior Notes, the 10% Restructuring Convertible Senior Notes and the 10% New Convertible Senior Notes shall be deemed Indebtedness, and not Equity Interests, unless and until the applicable part of any of such Indebtedness is converted into common stock of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Accounts” means, collectively (i) the delivery/collections escrow account and (ii) the incentive escrow account, each established pursuant to the Escrow Agreements.

“Escrow Amounts” means, collectively (i) $80,000,000 in respect of the delivery/collections escrow account and (ii) $10,000,000 in respect of the incentive escrow account, each of which the Company shall deposit into the applicable Escrow Account on the Effective Date.

“Escrow Agreements” means, the escrow agreements in form and substance reasonably satisfactory to the Administrative Agent and the Company which shall contain the conditions of release of the applicable Escrow Amount from each Escrow Account.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” means the occurrence of any Termination Event.

“Excess Availability” means, at any time, an amount equal to the lesser of (i) the Term A Commitment outstanding at such time and (ii) the Borrowing Base minus the Outstanding Facilities Amount.

“Excess Concentration Amounts” means for any Obligor, the amount by which the Outstanding Balance of all Eligible Receivables owing to such Obligor and its Affiliates exceeds 10%.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or (ii) that is attributable to such Lender’s failure to comply with Section 2.14(f), and (d) any U.S. federal taxes imposed under FATCA. Notwithstanding the above, Excluded Taxes shall not include any Taxes on or with respect to any portion of the excess of any Loan’s stated redemption price at maturity over its issue price imposed by the United States of America on any Foreign Lender which is an original party to this Agreement, solely as a result of a present or former connection between such Foreign Lender and the jurisdiction of the United States arising solely from the fact that such Foreign Lender is a party to one or more of the Transactions (including the issuance of any Loan pursuant to this Agreement).

“Existing ABS Facility” means that certain Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008 (as amended, modified or supplemented through the date hereof), by and among the Yellow Roadway Receivables Funding Corporation, as seller, Falcon Asset Securitization Company LLC, Three Pillars Funding LLC and Amsterdam Funding Corporation, as conduits, the financial institutions party thereto, as committed purchasers, Wells Fargo Bank, N.A., as Wells Fargo agent and LC issuer, SunTrust Robinson Humphrey, Inc., as Three Pillars Agent, The Royal Bank of Scotland plc, as Amsterdam agent and JPMCB, as Falcon agent and as administrative agent.

“Extended Term Loans” has the meaning assigned to such term in Section 2.19(a).

“Extension” has the meaning assigned to such term in Section 2.19(a).

“Extension Notice” has the meaning assigned to such term in Section 2.19(a).

“Extension Offer” has the meaning assigned to such term in Section 2.19(a).

“Facility” means each of the Term A Facility, the Term B Facility and the Other Term Loans.

“Facility Account” has the meaning assigned to such term in Section 4.01(v).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable) and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (i) the Amended and Restated Facilities Fee Letter dated as of July 21, 2011, among the Company, JPMCB, the Arranger and the Initial Lenders and (ii) the Work Fee Letter dated as of May 18, 2011 (as amended), among the Company, JPMCB and the Arranger.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State therein and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any subsidiary of the Company which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation the European Union.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d)

as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBT” means the International Brotherhood of Teamsters.

“Incipient Termination Event” means any event or condition which constitutes a Termination Event or which upon notice, lapse of time or both would, unless cured or waived, become a Termination Event.

“Indebtedness” means, as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price (deferred in excess of 90 days) of property or services, (b) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances, bank guaranties, letters of guaranty and similar obligations issued for the account of such Person and all unpaid drawings in respect thereof, (c) all Indebtedness of the types described in clause (a), (b), (d), (e), (f), (g) or (h) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (d) the aggregate amount of all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, which constitute take-or-pay obligations, (f) all Contingent Obligations of such Person, (g) all obligations under any Swap Agreement or under any similar type of agreement, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (h) all Attributable Debt of such Person, (i) all Attributable Receivables Indebtedness and (j) the Specified Pension Fund Obligations. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (ii) any current and undeferred pension contributions or health and welfare contributions due from such Person and/or its applicable subsidiaries to any Pension Fund Entity.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Director” means a member of the Board of Directors of the Borrower who (a) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a director of the Borrower, (i) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Servicer, any Originator, or any of their respective subsidiaries or Affiliates (other than the Borrower or Yellow Roadway Receivables Funding Corporation (it being understood that, as of the Effective Date, such director shall no longer be a director of Yellow Roadway Receivables Funding Corporation)), (ii) a supplier to any of the Independent Parties or the Borrower, (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties or the Borrower, or (iv) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties or the Borrower; (b) has prior experience as an independent director or independent manager for a corporation or limited liability company whose constitutive documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (c) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Ineligibility Supplemental Information” has the meaning assigned to such term in Section 5.01(e).

“Initial Lenders” means, collectively, The Catalyst Capital Group Inc., Cyrus Capital Partners, L.P. and Owl Creek Investments I, LLC and their respective Affiliates and funds managed by them, in each case that are Lenders hereunder.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each calendar quarter and the Termination Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Termination Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Invoice” means, collectively, with respect to any Receivable, any and all instruments, bills of lading, invoices or other writings which evidence such Receivable or the goods underlying such Receivable.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Labor Actions” has the meaning assigned to such term in Section 5.02(f).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial condition, of (i) Company and its subsidiaries (taken as a whole) or (ii) the Originators and their subsidiaries (taken as a whole), (b) the ability of the Transaction Parties to perform their obligations under the Transaction Documents to which they are a party, (c) the collectability of the Receivables generally or of any material portion of the Receivables, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), in an aggregate principal amount exceeding $10,000,000, including, without limitation, any applicable Specified Debt. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any subsidiary thereof in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.19(b).

“Monthly Report” has the meaning assigned to such term in Section 5.01(e).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Net Eligible Receivables Balance” means, at any time, (a) the aggregate Outstanding Balance of all Eligible Receivables at such time, minus (b) the sum of (i) the Excess Concentration Amount and (ii) the Unapplied Cash and Credits.

“New Concentration Account” has the meaning assigned to such term in Section 5.15.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Transaction Documents.

“Obligor” means a Person obligated to make payments pursuant to an Invoice.

“OFAC” has the meaning assigned to such term in Section 5.21.

“Originator” means any of (a) YRC Inc., a Delaware corporation, (b) USF Reddaway Inc., an Oregon corporation, and (c) USF Holland Inc., a Michigan corporation.

“Originator Intercreditor Agreement” has the meaning assigned to such term in Section 4.01(p).

“Originator Subordinated Secured Notes” means the Subordinated Secured Notes evidencing the Subordinated Loans (as defined in the Sale Agreement) made by the Originators to the Borrower in consideration for a portion of the purchase price for the Transferred Receivables, which notes are subordinated in right of payment to the Obligations and secured on a junior basis by the Collateral in accordance with the Originator Intercreditor Agreement.

“Other Debt Specified Collateral” means the collateral securing the Specified Debt consisting of trucks, other vehicles, rolling stock, terminals, depots or other storage facilities, in each case, whether leased or owned.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, extension or enforcement of, or otherwise with respect to, this Agreement.

“Other Term Commitments” means one or more tranches of commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more tranches of Loans that result from a Refinancing Amendment.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof, and shall exclude any interest or finance charges thereon, without regard to whether any of the same shall have been capitalized.

“Outstanding Facilities Amount” means, collectively, the Outstanding Term Loan A Amount, the Outstanding Term Loan B Amount and the Outstanding Other Term Loan Amount.

“Outstanding Other Term Loan Amount” means the aggregate outstanding amount of Other Term Loans.

“Outstanding Term Loan A Amount” means the aggregate outstanding amount of Term A Loans.

“Outstanding Term Loan B Amount” means the aggregate outstanding amount of Term B Loans.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Fund Entities” means those entities identified on Schedule 5 hereto.

“Performance Guarantor” means the Company and its successors.

“Performance Undertaking” means that certain Performance Undertaking dated as of the Effective Date by the Company in favor of the Borrower, in substantially the form of Exhibit E hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Period” has the meaning assigned to such term in clause (s) of Article 7.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies (i) that are not more than 30 days overdue, (ii) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP or (iii) in a de minimis amount, (b) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business, (c) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business, (d) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon, (e) any attachment or judgment Lien not constituting a Termination Event under Section 7(k), (f) the Permitted Financing Liens, (g) Liens arising in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations, (h) Liens securing the performance of leases, statutory obligations, and other obligations of a like nature, in each case in the ordinary course of business, and (i) Liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits, pooled deposits, sweep accounts or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions.

“Permitted Financing Liens” means, collectively, (a) presently existing or hereinafter created Liens in favor of the Lenders and/or the Administrative Agent under the Transaction Documents and (b) presently existing or hereinafter created Liens in favor of the Originators under the Originator Subordinated Secured Notes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Fees” means, collectively, the Term A Prepayment Fee and the Term B Prepayment Fee.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Receivable” means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Sale Agreement or hereunder) to an Originator, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the provision of freight shipping and ancillary services by such Originator and includes, without limitation, the obligation to pay any finance charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual Invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

“Records” means with respect to any Receivable, all Invoices and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Collateral.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Replacement Term Facility.”

“Refinancing Amendment” means an amendment to this Agreement (or amendment and restatement of this Agreement) in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender, as the case may be, that agrees to provide any portion of the Replacement Term Facility being incurred pursuant thereto, in accordance with Section 2.20.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Security” means, with respect to any Receivable, all of the Borrower’s right, title and interest in:

(a) the goods (as defined in the UCC), the shipment of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

(b) all other Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Invoice related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(c) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Invoice related to such Receivable or otherwise,

(d) all Records related to such Receivables,

(e) to and under the Sale Agreement and each bill of lading, instrument, document or agreement executed in connection therewith in favor of or otherwise for the benefit of the Seller, and

(f) all proceeds (as defined in the UCC) of any of the foregoing.

“Replacement Term Facility” means any Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance all (but not less than all) of the existing Term B Loans (including any successive Replacement Term Facility) (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity equal to or later than, and a weighted average life to maturity equal to or greater than, the then Refinanced Debt, (ii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (i) above and with respect to pricing, premiums and optional prepayment or redemption terms) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the then Latest Maturity Date); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness (or such shorter period as agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (ii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid on the date such Replacement Term Facility is issued, incurred or obtained.

“Report” means reports prepared by the Administrative Agent or another Person, on behalf of the Administrative Agent, showing the results of field examinations or any other reports pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, collectively, the Required Term A Lenders and the Required Term B Lenders.

“Required Term A Lenders” means, at any time, Lenders having Term A Loans and unused Term A Commitments representing more than 50% of the sum of the aggregate Term A Loans and aggregate unused Term A Commitments at such time.

“Required Term B Lenders” means, at any time, Lenders having Term B Loans and unused Term B Commitments representing more than 50% of the sum of the aggregate Term B Loans and aggregate unused Term B Commitments at such time.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means (i) the Dilution Reserve and (ii) any and all other reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain with respect to the Collateral, in each case established upon one day prior written notice to the Borrower.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Indebtedness evidenced by the Originator Subordinated Secured Notes, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Borrower now or hereafter outstanding (other than in capital stock) and (v) any payment of management fees by the Borrower.

“Rollover Amount” has the meaning assigned to such term in clause (s) of Article 7.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale Agreement” means that certain Receivables Sale Agreement, dated as of the Effective Date, between the Borrower, as purchaser, and the Originators, as sellers.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“Servicer” has the meaning assigned to such term in Section 11.01.

“Servicing Fee” means, with respect to any Interest Payment Date, the sum of (i) the sum of the Daily Servicing Fees for each day in the immediately preceding calendar quarter, plus (ii) the Servicing Fees due but not paid to the Servicer on prior Interest Payment Dates.

“Servicing Fee Rate” means 1.00%.

“Specified Debt” means, collectively, the YRCW Amended Term Loan, the YRCW Restructured Convertible Secured Notes, the YRCW New Money Convertible Secured Notes and the YRC Pension Note.

“Specified Pension Fund Obligations” means the payment obligations due from the Company and/or its applicable subsidiaries to the Pension Fund Entities under the terms and conditions of the Contribution Deferral Agreement.

“Standstill Agreement” means an intercreditor agreement between the Company, the Administrative Agent and the holders of the Specified Debt (or their agents) in form and substance reasonably satisfactory to the Administrative Agent, the Initial Lenders and the Borrower which establishes the standstill by the holders of the Specified Debt for a period of 10 Business Days with regard to the Other Debt Specified Collateral, including that certain Intercreditor Agreement, dated as of the date hereof, by and among JPMorgan Chase Bank, National Association, as administrative agent for the Bank Group Secured Parties (as defined therein), Wilmington Trust Company, as agent for the Pension Fund Secured Parties (as defined therein), U.S. Bank National Association, as Collateral Trustee for the Convertible Note Secured Parties (as defined therein) and solely for the purposes of Section 3.1(c) and 11.3 thereof, the Administrative Agent, the Company and the other Bank Group Loan Parties (as defined therein).

“Stated Maturity Date” means September 30, 2014.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Secured Notes” shall have the meaning assigned to it in the Sale Agreement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided, further, that, subject to the next succeeding proviso, upon the “Closing” (as defined in the Project Delta Purchase Agreement (as defined in the YRCW Amended Term Loan as in effect on the Effective Date)) YRC Logistics Philippines, Inc. (Philippines) (the “Affected Subsidiary”) shall be excluded from the definition of “subsidiary” hereunder as applicable; provided, however, that such Affected Subsidiary shall cease to be excluded from the definition of “subsidiary” hereunder with respect to the Company on the first anniversary of the “Closing” (as defined in the Project Delta Purchase Agreement) unless on or prior to such first anniversary the Company shall have received the “Delayed Payment Amount” (as defined in the Project Delta Purchase Agreement) in respect of such Affected Subsidiary in accordance with the terms of the Project Delta Purchase Agreement.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Supermajority Term A Lenders” means, at any time, Lenders having Term A Loans and unused Term A Commitments representing more than 66 2/3% of the sum of the aggregate Term A Loans and aggregate unused Term A Commitments at such time.

“Supermajority Term B Lenders” means, at any time, Lenders having Term B Loans and unused Term B Commitments representing more than 66 2/3% of the sum of the aggregate Term B Loans and aggregate unused Term B Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on the Commitment Schedule under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Facility” means, at any time, the sum of (a) the aggregate amount of the unused Term A Commitments at such time and (b) the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means any Lender that holds a Term A Commitment or Term A Loans at such time.

“Term A Loan” means a loan made by any Term A Lender under the Term A Facility.

“Term A Prepayment Fee” means, in respect of the Term A Facility, a fee payable to the Administrative Agent, for the benefit of the Term A Lenders, in an amount equal to 1.0% of the sum of the aggregate amount of the Term A Loans being prepaid and the aggregate amount of the unused Term A Commitments being terminated or reduced in the event such prepayment, termination or reduction occurs after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term B Facility” means, at any time, (a) on or prior to the Effective Date, the aggregate amount of the unused Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means at any time, (a) on or prior to the Effective Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term B Loans at such time.

“Term B Loan” means a loan made by any Term B Lender under the Term B Facility.

“Term B Prepayment Fee” means, in respect of the Term B Loans, a fee payable to the Administrative Agent, for the benefit of the Term B Lenders, in an amount equal to the aggregate amount of the Term B Loans being prepaid multiplied by 1.0% if such prepayment occurs after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date.

“Termination Date” means the Stated Maturity Date or any earlier date on which the unused Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof or on which all Loans are accelerated pursuant to the terms hereof.

“Termination Event” has the meaning assigned to such term in Article 7.

“TNFINC” means the Teamsters National Freight Industry Negotiating Committee of the IBT.

“Transaction Documents” means, collectively, this Agreement, the Sale Agreement, the Fee Letters, the Originator Subordinated Secured Notes, the Performance Undertaking, the Originator Intercreditor Agreement, the Standstill Agreement and all other instruments, documents and agreements executed and delivered by the Borrower, the Company or any Originator in connection herewith and designated as a “Transaction Document”.

“Transaction Party” means the Borrower, the Servicer, any Sub-Servicer (as defined in the Sale Agreement), the Performance Guarantor or any Originator.

“Transactions” has the meaning specified in the Transactions Schedule and includes without limitation, (a) the entering into of this Agreement, (b) the entering into of the YRCW Amended Term Loan, (c) the issuance of the YRCW Restructured Convertible Secured Notes, (d) the issuance of the YRCW New Money Convertible Secured Notes, (e) the entering into of the YRC Amended Pension Note, (f) the repayment and termination of the Existing ABS Facility, (g) the issuance of newly issued common stock of the Company to certain claimholders and employees and (h) the payment of costs, fees and expenses incurred in connection with the foregoing, in each case as specified in greater detail in the Transactions Schedule.

“Transactions Schedule” means the Schedule attached hereto as Schedule 4.

“Transferred Receivable” means any Receivables sold pursuant to the Sale Agreement.

“Trigger Event” shall occur on any date when Available Liquidity is less than $100,000,000.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unapplied Cash and Credits” means, at any time, the aggregate amount of Collections or other cash or credits then held by or for the account of the Servicer, any Originator or the Borrower in respect of the payment of Transferred Receivables, but not yet applied to the payment of such Transferred Receivables.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) any obligation (including any guarantee) that is contingent in nature at such time; or (ii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Unrelated Amount” has the meaning assigned to such term in Section 11.03(b).

“Weekly Report” has the meaning assigned to such term in Section 5.01(f).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower or the Administrative Agent.

“YRC Amended Pension Note” has the meaning specified for the term “Pension Note” in the Transactions Schedule and evidenced by the Contribution Deferral Agreement and any other notes executed in connection therewith.

“YRCW Amended Term Loan” has the meaning specified for the term “Amended Term Loan” in the Transactions Schedule and evidenced by an Amended and Restated Credit Agreement, dated as of the Effective Date, by and among the Company, the lenders party thereto from time to time and JPMCB, as administrative agent.

“YRCW New Money Convertible Secured Notes” has the meaning specified for the term “New Money Convertible Secured Notes” in the Transactions Schedule and evidenced by $100,000,000 10% Series B Convertible Secured Notes of the Company due March 31, 2015 issued pursuant to an Indenture dated as of the Effective Date between the Company and U.S. Bank National Association, as indenture trustee.

“YRCW Restructured Convertible Secured Notes” has the meaning specified for the term “Restructured Convertible Secured Notes” in the Transactions Schedule and evidenced by $140,000,000 10% Series A Convertible Secured Notes of the Company due March 31, 2015 issued pursuant to an Indenture dated as of the Effective Date between the Company and U.S. Bank National Association, as indenture trustee.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term A Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term A Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term A Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term A Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated supplemented, modified, extended, renewed, refinanced, restructured or replaced (subject to any restrictions on such amendments, supplements, modifications, extensions, refinancing, renewals, restructurings or replacements set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws) and (g) all references to “knowledge” of any Transaction Party means the actual knowledge of a Financial Officer or executive officer of the Borrower.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Certifications. All certifications to be made hereunder by an officer or representative of a Transaction Party shall be made by such person in his or her capacity solely as an officer or a representative of such Transaction Party, on such Transaction Party’s behalf and not in such Person’s individual capacity.

ARTICLE 2

THE CREDITS

Section 2.01. The Loans.

(a) Term A Borrowings. Subject to the terms and conditions set forth herein, each Term A Lender agrees to make Term A Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount not to exceed (i) such Term A Lender’s Applicable Percentage of the unused Term A Commitments and (ii) when taken together with the other Term A Loans being made at such time, the Excess Availability immediately prior to such Term A Loans being made. On the Effective Date, the Term A Lenders will make Term A Loans to the Borrower in an aggregate amount of $30,000,000. Each Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the unused Term A Commitments. Amounts repaid in respect of Term A Loans may not be reborrowed.

(b) Term B Borrowings. Subject to the terms and conditions set forth herein, each Term B Lender agrees to make Term B Loans to the Borrower on the Effective Date in an aggregate principal amount equal to such Term B Lender’s Applicable Percentage of the Term B Facility. Each Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Applicable Percentage of the Term B Facility. Amounts repaid in respect of Term B Loans may not be reborrowed.

Section 2.02. Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The Term B Loans shall amortize as set forth in Section 2.07.

(b) Subject to Section 2.11, each Term A Borrowing and Term B Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $15,000,000. There shall be no more than eight Term A Borrowings during the life of the Term A Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower or by telephone in the case of both a Eurodollar Borrowing and an ABR Borrowing, not later than noon, four Business Days before the date of the proposed Borrowing; provided that, in the case of any Borrowing on the Effective Date, the Borrower shall notify the Administrative Agent not later than noon, one Business Day before the Effective Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Facility Account.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Termination Event has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Termination Event is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term B Commitments shall terminate at 5:00 p.m., New York time, on the Effective Date, (ii) the portion of the Term A Commitments that is used to make a new Term A Borrowing shall terminate upon the making of such Term A Borrowing, and (iii) all other Commitments shall terminate on the Termination Date.

(b) The Borrower may at any time after the first anniversary of the Effective Date terminate the Term A Facility upon (i) the payment in full of all outstanding Term A Loans, together with accrued and unpaid interest thereon, (ii) the payment in full of the accrued and unpaid fees in respect of the Term A Facility, including applicable Prepayment Fee (if any), (iii) the payment in full of all reimbursable expenses and other Obligations in respect of the Term A Facility to the extent then due and owing, together with accrued and unpaid interest thereon and (iv) the termination of any unused Term A Commitments.

(c) The Borrower may from time to time after the first anniversary of the Effective Date reduce the unused Term A Commitments, upon the payment in full of the accrued and unpaid fees associated with the unused Term A Commitments being so reduced, including the applicable Prepayment Fee (if any).

(d) The Borrower shall notify the Administrative Agent in writing of any election to terminate the Term A Facility or reduce the Term A Commitments under paragraph (b) or (c) of this Section at least 15 Business Days, in the case of a termination, and at least five Business Days, in the case of a reduction, prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of any Facility delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of other refinancings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Facilities or reduction of the Term A Commitments shall be permanent. Each reduction of the Term A Commitments shall be made ratably among the Term A Lenders in accordance with their respective Term A Commitments.

Section 2.07. Repayment, Amortization and Cash Collateralization of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term A Loan on the Termination Date. The Borrower shall repay Term B Loans on the first Business Day of each of January, April, July and October in an aggregate principal amount equal to 0.25% of the Outstanding Term B Loan Amount on the Effective Date. To the extent not previously paid, all unpaid Term B Loans shall be paid in full in cash by the Borrower on the Termination Date.

(b) At all times that full cash dominion is in effect pursuant to Section 5.15 as a result of the continuance of a Trigger Event but not as a result of a Termination Event, on each Business Day, the Administrative Agent shall have the right to apply funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) to any amounts then due and owing to the Administrative Agent or the Lenders under the Transaction Documents before permitting access to the Borrower of any such funds. The Administrative Agent agrees that it shall permit such access as requested by the Borrower from time to time after applying any amounts in the Collection Accounts to amounts then due and owing. At all times that full cash dominion is in effect pursuant to Section 5.15 as a result of a Termination Event, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day in accordance with Section 2.15(b). For the avoidance of doubt, Loans that are cash collateralized shall continue to accrue interest.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, promptly following request, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loans in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section (without premium or penalty (other than the Term A Prepayment Fee and Term B Prepayment Fee)); provided that (i) in the case of the Term A Facility, (A) the Term A Loans may not be prepaid and the unused Term A Commitments may not be terminated on or prior to the first anniversary of the Effective Date and (B) the Term A Loans may be prepaid and the unused Term A Commitments terminated after the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date only upon the payment of the Term A Prepayment Fee, and (ii) in the case of the Term B Facility, no Term B Loans may be prepaid (other than in connection with a Replacement Term Facility) so long as any Term A Commitments are outstanding or any Term A Loans are outstanding; provided, further, that (1) the Term B Loans may not in any event be prepaid on or prior to the first anniversary of the Effective Date and (2) any prepayment of Term B Loans (including in connection with a Replacement Term Facility) after the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date may be made only upon the payment of the Term B Prepayment Fee.

(b) In the event and on such occasion when an Availability Shortfall exists, the Borrower shall within one Business Day of written notice, first cash collateralize the Outstanding Term Loan A Amount and second cash collateralize the Outstanding Term Loan B Amount (or, if applicable, the Outstanding Other Term Loan Amount) to the extent of the Availability Shortfall; provided that such cash collateral shall be released immediately in reverse order if and to the extent such cash collateral is no longer needed to address such Availability Shortfall. For the avoidance of doubt, Loans that are cash collateralized shall continue to accrue interest.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than noon, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than noon, one Business Day before the date of such prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of any Facility as contemplated by Section 2.06 or otherwise is conditioned upon the occurrence of a refinancing, then such notice of prepayment may be revoked prior to the contemplated effective date of the prepayment in the event such refinancing or condition does not occur. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.09. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Term A Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the unused Term A Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Term A Lenders’ Term A Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Term A Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) On the first Business Day of each January, April, July and October, the Borrower shall pay to the Servicer the Servicing Fee to the extent of Available Funds (as defined in the Sale Agreement) therefor pursuant to Section 2.15.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.10. Interest. (a) The Loans composing each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans composing each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, during the occurrence and continuance of a Termination Event, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(d) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) subject the Administrative Agent or any Lender to any Taxes (other than (i) Indemnified Taxes and (ii) Excluded Taxes) with respect to any Commitment, Loan or other obligation; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Termination Event), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.06 and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without withholding or deduction for or on account of any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to withhold or deduct any Indemnified Taxes or Other Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after Borrower makes all required withholdings or deductions (including withholding or deductions applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Borrower shall make such withholdings or deductions and (iii) the Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if, after the payment of any amounts by the Borrower under this Section 2.14, any such Indemnified Taxes or Other Taxes are thereafter determined to have been incorrectly or illegally imposed, then the relevant recipient of such payment shall, within 30 days after such determination, repay any amounts paid to it by the Borrower hereunder in respect of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall indemnify the Administrative Agent, within 10 days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered to the Borrower or the Administrative Agent pursuant to Section 2.14(f). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Transaction Document against any amount due to the Administrative Agent under this Section 2.14(d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payment under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not the Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A) through (E) and Section 2.14(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, that Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower or the Administrative Agent (in such number of copies as is reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed original copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that the Lender is exempt from U.S. backup withholding;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of that tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. withholding tax pursuant to the “business profits” or “other income” article of that treaty;

(C) in the case of a Foreign Lender for which payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit B (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (b) a “10% shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; (c) a “controlled foreign corporation” within the meaning of Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a Foreign Lender that has sold participations), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such partner of the Foreign Lender or beneficial owner if the beneficial owners or partners were Lenders;

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. withholding tax together with such supplementary documentation as is necessary to enable the Borrower or the Administrative Agent to determine the amount of tax (if any) required by law to be withheld.

(iii) If any payment made to a Lender under this Agreement would be subject to U.S. withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that the Lender has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from any payment.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the

Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.15. Payments Generally; Allocation of Proceeds; Sharing of Set-Offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Transaction Documents (which shall be applied as specified by the Borrower), (B) a mandatory cash collateralization of Loans (which shall be applied in accordance with Section 2.08) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect as a result of the occurrence of a Trigger Event (but not as a result of a Termination Event) (which shall be applied in accordance with the first sentence of Section 2.07(b)) or (ii) after a Termination Event has occurred and is continuing and the Administrative Agent elects or the Required Lenders direct the Administrative Agent to exercise remedies pursuant to Article 7, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Borrower pursuant to the Transaction Documents, second, to pay any fees or expense reimbursements then due to the Term A Lenders from the Borrower pursuant to the Transaction Documents, third, to pay interest then due and payable on the Term A Loans, fourth, to prepay principal on the Term A Loans, fifth, to pay any fees or expense reimbursements then due to the Term B Lenders or Other Term Lenders, as applicable, from the Borrower pursuant to the Transaction Documents, sixth, to pay interest then due and payable on the Term B Loans or Other Term Loans, as applicable, seventh, to prepay principal on the Term B Loans or Other Term Loans, as applicable, eighth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower, ninth, to pay the Servicing Fee and tenth the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Termination Event is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (B) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.13. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations in accordance with the terms herein.

(c) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Transaction Documents, may be paid from the proceeds of Borrowings made hereunder made following a request by the Borrower pursuant to Section 2.03.

(d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its reasonable discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its reasonable discretion.

Section 2.16. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment promptly following written demand.

(b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Term A Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders, the Required Term B Lenders, the Required Term A Lenders, the Supermajority Term A Lenders or the Supermajority Term B Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each directly adversely affected Lender which affects such Defaulting Lender differently than other directly adversely affected Lenders shall require the consent of such Defaulting Lender; and

(c) in the event and on the date that each of the Administrative Agent and the Borrower agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.18. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative

Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.18 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.18 shall survive the termination of this Agreement.

Section 2.19. Amend and Extend Transactions.

(a) At any time after the Effective Date, the Borrower and any Lender may agree, by notice to the Administrative Agent (each such notice, an “Extension Notice”), to extend (an “Extension”) the Stated Maturity Date of such Lender’s Term Loans of any Class (which term, for purposes of this provision, shall include Other Term Loans and in the case of the Term A Loans, shall include the Term A Commitments) to the extended maturity date specified in such Extension Notice (each tranche of Term Loans of such Class so extended as well as the original Term Loans of such Class not so extended, being deemed a separate tranche; any Extended Term Loans of any Class shall constitute a separate tranche of Term Loans of such Class from the tranche of Term Loans of such Class from which they were converted; any tranche of Term Loans (or Commitments) of such Class the maturity of which shall have been extended pursuant to this Section 2.19, “Extended Term Loans” of such Class); provided, that (i) the Borrower shall have offered to all Lenders under each Facility the opportunity to participate in such extension on a pro rata basis and on the same terms and conditions to each such Lender (each such offer, an “Extension Offer”), (ii) no Incipient Termination Event shall have occurred and be continuing prior to or after giving effect to any such extension, (iii) except as to interest rates, fees, final maturity date (subject to the following clauses (iv) and (v)), amortization, mandatory prepayments and scheduled amortization (which, subject to the following clauses (iv), (v) and (vi), shall be determined by the Borrower and set forth in the applicable Extension Offer), Extended Term Loans shall have the same terms as the tranche of Term Loans that was the subject of the Extension Notice, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date in respect of the applicable Facility at the time of extension, and the amortization schedule applicable to the Term B Loans pursuant to Section 2.07 for periods prior to the Stated Maturity Date may not be increased, (v) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans extended thereby, (vi) any Extended Term

Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vii) if the aggregate principal amount of Term Loans of the applicable Class (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Class of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (viii) all documentation in respect of such Extension Offer (including any Extension Notice) shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (x) the interest rate margin (or if applicable, commitment fees) applicable to any Extended Term Loans will be determined by the Borrower and the lenders providing such Extended Loans. In connection with any such extension, the Borrower and the Administrative Agent, with the approval of the extending Lenders, may effect such amendments to this Agreement and the other Transaction Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to establish new tranches or sub-tranches in respect of the Term Loans of the applicable Class so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches), in each case on terms not inconsistent with this Section 2.19.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.08 and (ii) any Extension Offer is required to be in a minimum amount of $25,000,000, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of the applicable Class of any or all applicable tranches accept the applicable Extension Offer.

(c) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.19.

(d) This Section 2.19 shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.

Section 2.20. Refinancing Amendments. At any time after the Effective Date, so long as no Incipient Termination Event or Termination Event has occurred and is continuing or would result therefrom, subject to the provisions of Section 2.08(a), the Borrower may obtain, from any Lender or any Additional Lender, Replacement Term Facility in the form of Other Term Loans or Other Term Commitments in respect of all (but not less than all) of the Term B Loans then outstanding under this Agreement (which for purposes of this clause will be deemed to include any then outstanding Other Term Loans) pursuant to a Refinancing Amendment; provided that such Replacement Term Facility (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder (but on the same last-out basis as the Term B Loans), (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof (but on the same last-out basis as the Term B Loans), (iii) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a weighted average life to maturity that is not shorter than, the Term B Loans being refinanced, (iv) all fees and expenses earned, due and owing in respect of the Term B Facility and the Replacement Term Facility shall have been paid, (v) to the extent the terms and conditions are not substantially identical to, or less favorable to the Lenders providing such Replacement Term Facility than the Refinanced Debt (provided that the terms and conditions applicable to such Replacement Term Facility may provide for any additional or different financial or other convents or other provision that are agreed between the Borrower and the Lenders thereof and applicable only during the periods after the Latest Maturity Date that is in effect on the date such Replacement Term Facility is incurred or obtained), such other terms and documentation in respect of the Replacement Term Facility shall be acceptable to the Administrative Agent and the Borrower. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction (or waiver) on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Term Facility incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term

Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Transaction Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20. This Section 2.20 shall supersede any provisions in Section 2.15 or Section 9.02 to the contrary.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

(a) Corporate Existence and Power. The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation, and has all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except for such power, licenses, authorization, consents and approvals the failure to obtain any of which would not have a Material Adverse Effect.

(b) Compliance with Law. The Borrower (i) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its material properties, to lease the material property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (ii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) is in compliance with its limited liability company agreement; and (iv) subject to specific representations set forth herein regarding ERISA, tax and other laws, is in compliance with all applicable provisions of law, except in the case of this clause (iv), where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) No Conflict. The execution, delivery and performance by the Borrower of this Agreement and each of the other Transaction Documents, and the Borrower’s use of the proceeds of Loans made hereunder, are within its organizational powers, have been duly authorized by all necessary organizational action, do not breach or violate (i) its certificate or articles of incorporation or by-laws or limited liability company agreement or other applicable organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material debt instrument or material contractual obligation to which it is a party or by which it or its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of the Borrower (except created hereunder or otherwise permitted hereby) except where, in each case (other than with respect to clause (i)), such breach or violation would not have a Material Adverse Effect. This Agreement and each Transaction Document to which it is a party has been duly authorized, executed and delivered by the Borrower.

(d) Governmental Authorization. Other than (i) the filing of the financing statements required hereunder or (ii) authorizations, approvals, actions, notices made or obtained on or prior to the date hereof, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Transaction Documents.

(e) Validity. The Transaction Documents constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and subject to general principles of equity.

(f) Financial Statements. The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2010 of the Company and its subsidiaries, reported on by KPMG LLP, independent public accountants, (ii) a consolidated budget and projections of the Company and its subsidiaries for the 2011 through 2014 fiscal years, (iii) the unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended March 31, 2011 of the Company and its subsidiaries, certified by a Financial Officer and (iv) as of and for the fiscal month and the portion of the fiscal year ended May 31, 2011, the unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows of the Company and its subsidiaries. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Company as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (ii), (iii) and (iv) above.

(g) Accuracy of Information. All written information (other than projections, forward looking statements, budgets, estimates and general market data) heretofore furnished by or on behalf of any Transaction Party to the Administrative Agent or the Lenders for purposes of or in connection with this

Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by or on behalf of such Transaction Party to the Administrative Agent or the Lenders will be true and accurate in all material respects, (when taken as a whole and as modified or supplemented by other information provided or publicly available in periodic and other reports, proxy statements and other materials filed by the Company or any subsidiary of the Company with the Securities and Exchange Commission) and does not and will not contain (when taken as a whole and as modified or supplemented by other information provided or publicly available in periodic and other reports, proxy statements and other materials filed by the Company or any subsidiary of the Company with the Securities and Exchange Commission) any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not materially misleading. With respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

(h) Use of Proceeds. No proceeds of any Loan hereunder will be used (i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Title to Receivables. Each Receivable has been purchased by the Borrower from the applicable Originator in accordance with the terms of the Sale Agreement, and the Borrower has thereby irrevocably obtained all legal and equitable title to, and has the legal right to sell and encumber, such Receivable, its Collections and the Related Security. Each such Receivable has been transferred to the Borrower free and clear of any Adverse Claim. Without limiting the foregoing, there has been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) to perfect the Borrower’s ownership interest in such Receivable.

(j) Good Title; Perfection. (i) Each Receivable, together with the Related Security, is owned by the Borrower free and clear of any Adverse Claim (other than Permitted Encumbrances); (ii) the Administrative Agent, on behalf of the Lenders, shall have a continuous valid and perfected first priority security interest in each Receivable and the Related Security and Collections with respect thereto, free and clear of any Adverse Claim (other than Permitted Encumbrances); and (iii) no financing statement or other instrument similar in effect covering all or any interest in any Receivable or the Related Security or Collections with respect thereto is on file in any recording office except in connection with any other Permitted Encumbrances.

(k) Places of Business. The principal places of business and chief executive office of the Borrower and the offices where the Borrower keeps all its Records are located at the address(es) listed on Schedule 2 or such other locations notified to the Administrative Agent in accordance with Section 6.01 in jurisdictions where all action required by Section 6.01 has been taken and completed. The Borrower’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Schedule 2 (as updated from time to time upon prior written notice to the Administrative Agent).

(l) Collection Banks; etc. Except as otherwise notified to the Administrative Agent in accordance with Section 6.03 and subject to Section 5.23:

(i) the Borrower has instructed, or has caused each Originator to instruct, all Obligors to pay all Collections directly to a segregated lock-box identified on Schedule 3 hereto or to such other location as the Administrative Agent shall have instructed under Section 5.15,

(ii) in the case of all proceeds remitted to any such lock-box which is now or hereafter established, such proceeds will be deposited directly by the applicable Collection Bank into a concentration account or a depository account listed on Schedule 3 (as amended from time to time in accordance with the terms hereof),

(iii) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Borrower at each Collection Bank, are listed on Schedule 3 (as amended from time to time in accordance with the terms hereof), and

(iv) each lock-box and Collection Account to which Collections are remitted shall be subject to a Collection Account Agreement that is then in full force and effect.

In the case of lock-boxes and Collection Accounts identified on Schedule 3 (as amended from time to time in accordance with the terms hereof) which were established by an Originator or by any Person other than the Borrower, exclusive dominion and control thereof has been transferred to the Borrower. The Borrower has not granted to any other Person, other than (i) the Administrative Agent as contemplated by this Agreement and (ii) the Originators, subject to the terms, conditions and provisions of the Originator Intercreditor Agreement, dominion and control of any lock-box or Collection Account, or the right to take dominion and control of any lock-box or Collection Account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. Since December 31, 2010, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect (other than events, changes or conditions that were disclosed by the Company in any public filing prior to April 21, 2011).

(n) Names. As of the Effective Date, in the past five years, no Transaction Party has used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement or the other Transaction Documents, as applicable.

(o) No Litigation, Defaults. There are no actions, suits or proceedings pending, or to the best of knowledge of any Transaction Party, threatened, against such Transaction Party, or any of the respective properties of such Transaction Party, in or before any court, arbitrator or other body, which are reasonably likely to be adversely determined and reasonably likely to (i) adversely affect the collectability of a material portion of the Receivables, (ii) materially adversely affect the financial condition of the Company and its subsidiaries (taken as a whole) or the Originators and their subsidiaries (taken as a whole), or (iii) materially adversely affect the ability of the Transaction Parties to perform their obligations under the Transaction Documents.

(p) Credit and Collection Policies. With respect to each Receivable, the Borrower has complied in all material respects with the Credit and Collection Policy.

(q) Payments to the Applicable Originator. With respect to each Receivable transferred to the Borrower, the Borrower has given reasonably equivalent value to the applicable Originator in consideration for such transfer of such Receivable and the Related Security with respect thereto under the Sale Agreement and such transfer was not made for or on account of an antecedent debt. No transfer by an Originator of any Receivable is or may be voidable under any Section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(r) Ownership of the Borrower. The Company owns, directly or indirectly, 100% of the issued and outstanding membership interests in the Borrower.

(s) Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(t) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

(u) Not an Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

(v) USA Patriot Act. To the extent requested at least one Business Day prior to the Effective Date, the Borrower has delivered to the Administrative Agent and each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) information identifying the Borrower, which information includes the name and address of the Borrower and such other information as necessary to identify the Borrower in accordance with the Act.

(w) Purpose. The Borrower has determined that, from a business viewpoint, the purchase of Receivables and related interests from the Originators under the Sale Agreement, and the entry into and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, are in the best interest of the Borrower.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived):

(a) The Administrative Agent (or its legal counsel) shall have received copies of executed counterparts of this Agreement, the Sale Agreement and the Performance Guaranty.

(b) All governmental and material third party approvals necessary in connection with the financing contemplated hereby (including shareholder approvals, if any) shall have been obtained on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect.

(c) The Administrative Agent shall have received (i) audited financial statements of the Company and its subsidiaries on a consolidated basis for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available (it being acknowledged by the Administrative Agent that it has received such audited financial statements), and (ii) unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this Section 4.01(c) as to which such financial statements are available (it being acknowledged by the Administrative Agent that it has received the unaudited interim consolidated financial statements of the Company for the fiscal quarter ended March 31, 2011).

(d) The Administrative Agent shall have received such closing documents as are customary for transactions of this type or as it may reasonably request, including but not limited to resolutions, good standing certificates, incumbency certificates, a solvency certificate from a Financial Officer of the Company, organizational documents and financing statements, all in form and substance reasonably acceptable to the Administrative Agent and the Arranger.

(e) The Administrative Agent shall have received the results of recent lien, tax and judgment searches in each relevant jurisdiction and such searches shall reveal no liens on the assets of the Borrower or the applicable assets of the Originators, other than liens permitted hereby and the liens securing the Existing ABS Facility.

(f) (i) All obligations (other than unasserted contingent indemnity and reimbursement obligations that expressly survive termination) under the Existing ABS Facility shall have been (or substantially concurrently with the closing of the Facilities be) paid in full (or such obligations shall have been otherwise satisfied in the discretion of the lenders under the Existing ABS Facility), the commitments thereunder terminated and all Liens granted thereunder released and (ii) the Administrative Agent shall have received evidence reasonably satisfactory to it that Yellow Roadway Receivables Funding Corporation shall have transferred Receivables held by it on the Effective Date to the applicable Originators.

(g) The Administrative Agent or its designee shall have conducted a satisfactory field examination of the accounts receivable and financial information of the Originators and the Borrower and of the related data processing and other systems, it being understood and agreed that the receipt by the Administrative Agent of the Durkin Group & Associates LLC report, dated June 21, 2011, addressed to the Administrative Agent and reflecting the eligibility criteria set forth herein shall satisfy this condition.

(h) The Administrative Agent shall have received a Borrowing Base Certificate for the month ended June 30, 2011 with customary supporting documentation and supplemental reporting to be mutually agreed upon between the Administrative Agent and the Borrower.

(i) All fees payable on the Effective Date and all reasonable and documented fees, costs and out-of-pocket expenses incurred by the Administrative Agent and the Initial Lenders to the extent an invoice therefor is provided at least 2 Business Days prior to the Effective Date shall have been paid or reimbursed, as the case may be;

(j) No Incipient Termination Event, Termination Event, “Event of Default”, “Default”, “Servicer Event of Default” or “Potential Servicer Event of Default” (as any such terms are defined in any of the Specified Debt or the Sale Agreement) or such similar term under the Specified Debt or the Sale Agreement shall have occurred and be continuing.

(k) As of the Effective Date, there will have been no litigation commenced which is reasonably likely to be adversely determined, and if so determined, would have a material adverse effect on the Borrower, the Servicer or any Originator or their respective businesses taken as a whole, or which would challenge the transactions contemplated under the Transaction Documents.

(l) Opinion letters shall have been delivered by the Borrower’s and the Originators’ external counsel that are reasonably satisfactory to the Administrative Agent that address, among other things: (i) true sale and absolute transfer of the Receivables pursuant to the Sale Agreement, (ii) non-consolidation of the Borrower with the Originators, (iii) no conflicts with applicable laws, rules and regulations and material debt agreements (a list of which shall be set forth in such opinion), (iv) attachment and perfection of security interests and (v) corporate matters and enforceability of the Transaction Documents.

(m) The Transactions shall have been consummated substantially concurrently with the closing of the Facilities on terms, conditions and documentation reasonably acceptable to the Administrative Agent and the Initial Lenders.

(n) The Company shall have a minimum balance of unrestricted cash and Cash Equivalents on the Effective Date (for this purpose only, including the Escrow Amounts deposited in the Escrow Accounts) of $160,000,000.

(o) The Company shall have a minimum Consolidated EBITDA for the most recent twelve month period ending at least 30 days prior to the Effective Date, after giving pro forma effect to the Transactions, of $125,000,000.

(p) The Administrative Agent and the Originators shall have entered into an intercreditor agreement reasonably satisfactory to the Administrative Agent, the Initial Lenders and the Borrower with respect to the subordination of the liens securing the Originator Subordinated Secured Notes on a “silent junior” basis to the Administrative Agent’s security interest in the Collateral (the “Originator Intercreditor Agreement”).

(q) The Company shall have entered into the Escrow Agreements and shall have deposited the Escrow Amounts into the Escrow Accounts.

(r) The Company shall have entered into an agreement with the holders of the Specified Debt (or their agents), in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders, regarding the use of trucks, equipment and other properties to finish in-transit deliveries and collections during the ABL Standstill Period (as defined in the Standstill Agreement).

(s) The Company shall have delivered an executed copy of a letter between TNFINC and the Company addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders, regarding TNFINC’s agreement to work with the affected local unions and the IBT to encourage their members to continue working until all remaining freight is cleared out of and delivered from the affected networks.

(t) The Standstill Agreement shall have been executed by all parties thereto.

(u) Each Originator shall have waived its right of set-off with respect to the Receivables.

(v) The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower (the “Facility Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b) The representations and warranties of the Borrower or any other Transaction Party set forth in this Agreement or any other Transaction Document shall be true and correct in all material respects on and as of the date of such Borrowing.

(c) Other than in connection with any continuation or conversion of an Eurodollar Loan, at the time of and immediately after giving effect to such Borrowing, no Incipient Termination Event shall have occurred and be continuing.

(d) After giving effect to any Borrowing, the Excess Availability is not less than zero.

(e) Other than in connection with any continuation or conversion of an Eurodollar Loan, neither the Company nor any Originator shall have received any notice by any federal, state or local governmental authority asserting any lien in connection with the underfunding of any multiemployer plan.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b), (c), (d) and (e) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any of the Transaction Documents have been paid in full (other than contingent obligations not then due and owing), the Borrower covenants and agrees with the Administrative Agent and each Lender that:

Section 5.01. Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance with generally accepted accounting principles (as in effect from time to time), and furnish to the Administrative Agent (for distribution to each other Lender):

(a) Annual Financial Reporting. Within 90 days after the close of each of its fiscal years, financial statements for such fiscal year certified in a manner reasonably acceptable to the Administrative Agent by the Chief Financial Officer or any other Financial Officer of the Borrower, and the consolidated financial statements of the Company required under Section 4.01(a)(i) of the Sale Agreement, together with a management narrative and analysis of the financial condition and results of operation of the Company and its subsidiaries for such period as compared to comparable periods of the previous year.

(b) Quarterly Financial Reporting. Within 45 days after the close of the first three quarterly periods of each of its fiscal years, unaudited consolidated balance sheets as at the close of each such period and statements of income and retained earnings and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Chief Financial Officer or any other Financial Officer of the Borrower, and the financial statements of the Company required under Section 4.01(a)(ii) of the Sale Agreement, together with a management narrative and analysis of the financial condition and results of operation of the Company and its subsidiaries for such period as compared to comparable periods of the previous year.

(c) Monthly Financial Reporting. Within 30 days after the close of each monthly period that does not constitute the close of a quarterly or annual period, unaudited consolidated balance sheets as at the close of each such period and the related unaudited statements of operations and cash flows for the period from the beginning of such fiscal year to the end of such period, all certified by the Chief Financial Officer or other senior officer of the Borrower, together with the financial statements of the Company required under Section 4.01(a)(iii) of the Sale Agreement.

(d) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit D signed by the Borrower’s Chief Financial Officer or any other Financial Officer and dated the date of such annual financial statement, such quarterly financial statement or such monthly financial statement, as the case may be, and the certificate of the Company required under Section 4.01(a)(iv) of the Sale Agreement.

(e) Monthly Report. No later than the tenth Business Day following the end of each month, (x) a monthly report consisting of a Borrowing Base calculation updating all ineligible categories substantially in the form attached hereto prepared by the Borrower (“Ineligibility Supplemental Information”) as of the last day of the previous calendar month, (y) an accounts receivable detail report with aging summary attached thereto (“Aging Supplemental Information”) as of the last day of the previous calendar month and (z) an accounts receivable rollforward report with supporting schedules attached thereto (the “Borrowing Base Report”) as of the last day of the previous calendar month (collectively, the reports and calculations in clauses (x), (y) and (z) are referred to herein as the “Monthly Report”). It is hereby understood and agreed that the Borrower shall be required to deliver a Monthly Report pursuant to the terms of this subsection (e) notwithstanding that the Borrower may also be required to deliver Weekly and/or Daily Reports as hereinafter described.

(f) Weekly Report. If a Trigger Event shall have occurred and be continuing, as soon as available, and in any event no later than Wednesday of each calendar week, (x) the Aging Supplemental Information prepared by the Borrower as of the last day of the immediately preceding week and (y) a Borrowing Base Report as of the last day of the immediately preceding week (collectively, the reports and calculations in clauses (x) and (y) are referred to herein as the “Weekly Report”). The Borrower shall be required to deliver a Weekly Report by on each Wednesday thereafter (each Weekly Report relating to the immediately preceding week) until such time as a Trigger Event no longer exists.

(g) Daily Report. If (x) a Termination Event or an Incipient Termination Event shall have occurred and be continuing or (y) the Administrative Agent, reasonably and in good faith, believes that an Incipient Termination Event or Termination Event is imminent, or the Lenders’ rights or interests in the Receivables or Related Security or Collections with respect thereto is insecure, the Borrower shall be required to provide, no later than 3:00 p.m., on each Business Day, a Borrowing Base Report as of the immediately preceding Business Day (a “Daily Report”). The Borrower shall be required to deliver a Daily Report by no later than 3:00 p.m. on each Business Day thereafter until such time as the Termination Event or Incipient Termination Event no longer exists or the Administrative Agent notifies the Borrower that a Daily Report is no longer required, as the case may be.

Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the Borrower may furnish (i) the Monthly Reports, Weekly Reports and Daily Reports to the Administrative Agent via electronic mail at such electronic mail addresses that the Administrative Agent from time to time designates as being acceptable for the delivery of the Monthly Reports, Weekly Reports and Daily Reports and (ii) Weekly Reports in order to update the then existing Borrowing Base Certificate.

(h) Borrowing Base Certificate. At the same time each Monthly, Weekly or Daily Report, as applicable, is required to be delivered pursuant to the terms of subsections (e), (f) and (g), a completed certificate substantially in the form attached hereto as Exhibit C (each, a “Borrowing Base Certificate”).

(i) Copies of Notices, etc. under Sale Agreement and Other Transaction Documents. Promptly following its receipt of any written notice, written request for consent, financial statements of the Company, certification or written report under or in connection with the Sale Agreement or any other Transaction Document from any other Person other than the Administrative Agent or Lenders, copies of the same.

(j) Change in Credit and Collection Policy. At least 15 days prior to the effectiveness of any material change in or amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

(k) Other Financial Reports. Promptly following delivery to such other Person, such other financial reports (including, without limitation, 13-week cash flow projections) that are provided to the holders of the Specified Debt in their capacity as such pursuant to the terms of such Specified Debt

(l) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request (other than (i) information restricted by a customary third party confidentiality agreement and (ii) other information (x) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors)) is prohibited by applicable law or (y) that is subject to attorney client or similar privilege or constitutes attorney work-product).

(m) Electronic Information. Documents required to be delivered pursuant to clauses (a), (b) and (k) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the U.S. Securities and Exchange Commission’s Electronic Data Gathering and Retrieval (EDGAR) System.

Section 5.02. Notices. The Borrower will notify the Administrative Agent in writing of any of the following promptly, or by such later time as may be specified below, after obtaining knowledge of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(a) Termination Events or Incipient Termination Events. The occurrence of each Termination Event or each Incipient Termination Event, by a statement of the Chief Financial Officer of the Borrower;

(b) Judgment. The entry of any judgment or decree against the Borrower;

(c) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against the Borrower or to which the Borrower becomes party;

(d) Termination Date under Sale Agreement. The declaration by any Originator of the “Termination Date” under the Sale Agreement;

(e) Downgrade. Any downgrade in the rating of any Indebtedness of the Borrower, any Originator or the Performance Guarantor by S&P or by Moody’s, setting forth the Indebtedness affected and the nature of such change;

(f) Labor Strike, Walkout, Lockout or Slowdown. The commencement or threat in writing of any labor strike, walkout, lockout or concerted labor slowdown against the Performance Guarantor or any of its subsidiaries (i) which prevents, or could reasonably be likely to prevent, pick-ups, shipments and/or deliveries by any Originator, and (ii) which could reasonably be expected to have a Material Adverse Effect (collectively, “Labor Actions”);

(g) Appointment of Independent Director. The decision to appoint a new director of the Borrower as an “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and shall certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director”; and

(h) ERISA. The occurrence of any ERISA Event that, alone or together with any other ERISA Events could reasonably be expected to have a Material Adverse Effect.

Section 5.03. Field Examinations and Audits. The Borrower shall, and shall cause the Servicer to, at its or the Servicer’s own reasonable expense (provided the Borrower or the Servicer shall only be required to pay for such visits twice a year so long as neither a Trigger Event nor a Termination Event shall have occurred and be continuing), during normal business hours, from time to time upon reasonable prior written notice as frequently as the Administrative Agent reasonably determines to be necessary: (i) provide the Lenders, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Receivables), facilities, advisors and employees (including officers) and to the Collateral, (ii) permit the Lenders, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records (other than (a) information restricted by a customary third party confidentiality agreement and (b) other information (I) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (II) that is subject to attorney client or similar privilege or constitutes attorney work-product), (iii) permit each of the Lenders and the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Receivables and the Collateral and (iv) permit each of the Lenders and the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Receivables or its performance under this Agreement or the other Transaction Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those Persons having knowledge of such matters). The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. The Borrower shall, and shall cause the Servicer to, and the Servicer shall, promptly following reasonable request by the Administrative Agent, deliver any document or instrument reasonably necessary for the Administrative Agent to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer.

Section 5.04. Compliance with Agreements and Applicable Laws. The Borrower shall (a) perform each of its obligations under this Agreement and the other Transaction Documents and (b) comply in all material respects with all applicable laws, rules, regulations, orders writs, judgments, injunctions, decrees or awards to which it may be subject, except, where (i) the failure to so comply would not reasonably be expected to have a Material Adverse Effect or (ii) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and, to the extent applicable, the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05. Maintenance of Existence and Conduct of Business. The Borrower shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and its rights and franchises material to the conduct of its business, except for such rights and franchises the failure to obtain any of which would not have a Material Adverse Effect; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance in all material respects with the terms of its limited liability company agreement; and (c) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted), except in any case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and (d) (A) transact business only in the name of “YRCW Receivables LLC,” or by the Servicer identifying itself as conducting business on behalf of “YRCW Receivables LLC” ; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, dissolution or asset sale permitted under Transaction Documents.

Section 5.06. Payment and Performance of Charges and other Obligations.

(a) Subject to Section 5.06(b), the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all material charges and claims payable by it that, if not paid, could reasonably be expected to result in a Material Adverse Effect, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (ii) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.

(b) The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.06(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP and (ii) such contest is maintained and prosecuted in good faith.

Section 5.07. Use of Proceeds. The Borrower shall utilize the proceeds of the Loans made hereunder solely for (a) the purchase of Receivables from the Originators pursuant to the Sale Agreement, (b) the repayment of principal and interest on the Originator Subordinated Secured Notes to the extent not expressly prohibited under Section 6.09, (c) the payment of administrative fees or servicing fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Transaction Documents and (d) other general corporate purposes.

Section 5.08. Keeping and Marking of Records and Books.

(a) The Borrower will, and will cause the Originators to, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Borrower will, and will cause the Originators to, promptly give the Administrative Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(b) The Borrower will (i) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, reasonably acceptable to the Administrative Agent, describing the Transferred Receivables and (ii) promptly following the request of the Administrative Agent: (A) mark each Invoice with a legend describing the Transferred Receivables and (B) deliver to the Administrative Agent all Invoices (including, without limitation, all multiple originals of any such Invoice) relating to the Receivables.

Section 5.09. Compliance with Invoices and Credit and Collection Policy. The Borrower will, and will cause the Originators to, timely and fully (a) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Invoices (other than bills of lading) related to the Receivables, and (b) comply in all material respects with any bills of lading included in the Invoices and with the Credit and Collection Policy.

Section 5.10. Purchase of Receivables from an Originator. With respect to each Receivable purchased under the Sale Agreement, the Borrower shall (or shall cause the applicable Originator to) take all actions necessary to vest legal and equitable title to such Receivable and the Related Security irrevocably in the Borrower, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) to perfect the Borrower’s interest in such Receivable and such other action to perfect, protect or more fully evidence the interest of the Borrower as the Administrative Agent may reasonably request.

Section 5.11. Ownership Interest. The Borrower shall take all necessary action to establish and maintain a valid and perfected first priority undivided percentage ownership interest in the Receivables and the Related Security and Collections with respect thereto, to the full extent contemplated herein, and shall take all necessary action to perfect, protect or more fully evidence the security interest of the Administrative Agent on behalf of the Lenders hereunder as the Administrative Agent may reasonably request.

Section 5.12. Payment to the Applicable Originator. With respect to each Receivable purchased by the Borrower from an Originator, such sale shall be effected under, and in strict compliance with the terms of, the Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the applicable Originator in respect of the purchase price for such Receivable.

Section 5.13. Performance and Enforcement of Sale Agreement. The Borrower shall timely perform in all material respects the obligations required to be performed by the Borrower, and shall enforce the rights and remedies accorded to the Borrower, under the Sale Agreement. The Borrower shall take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent, on behalf of the Lenders, as assignee of the Borrower) under the Sale Agreement as the Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement.

Section 5.14. Separateness Covenant. The Borrower acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from each of the Originators, the Company and all Affiliates of any of them. Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps including, without limitation, all steps that the Administrative Agent may from time to time reasonably request to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Originators and any Affiliates thereof and not just a division of one of the Originators. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower shall:

(a) conduct its own business in its own name and require that all full-time employees of the Borrower, if any, identify themselves as such and not as employees of an Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Borrower’s employees);

(b) compensate all employees, consultants and agents directly, from the Borrower’s bank accounts, for services provided to the Borrower by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Borrower is also an employee, consultant or agent of an Originator, allocate the compensation of such employee, consultant or agent between the Borrower and such Originator on a basis which reflects the services rendered to the Borrower and such Originator;

(c) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of an Originator, the Borrower shall lease such office at a fair market rent;

(d) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(e) conduct all transactions with each Originator strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Borrower and such Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(f) at all times have a Board of Directors that includes at least two (2) Independent Directors;

(g) observe all limited liability company formalities as a distinct entity, and ensure that all limited liability company actions relating to (i) the selection, maintenance or replacement of the Independent Directors, (ii) the dissolution or liquidation of the Borrower or (iii) the initiation of participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Borrower, are, subject to its managing member’s right to appoint Independent Directors, duly authorized by unanimous vote of its Board of Directors (including the Independent Directors);

(h) maintain the Borrower’s books and records separate from those of the Originators and otherwise readily identifiable as its own assets rather than assets of an Originator;

(i) prepare its financial statements separately from those of the Originators and the Company and ensure that any consolidated financial statements of the Originators, the Company or any Affiliate thereof that include the Borrower and which are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that the Borrower is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Borrower;

(j) except as herein specifically otherwise provided, not commingle funds or other assets of the Borrower with those of the Originators and not maintain bank accounts or other depository accounts to which any Originator is an account party, into which any Originator makes deposits or from which any Originator has the power to make withdrawals;

(k) pay its own expenses and debts out of its own funds, to the extent sufficient funds are lawfully available, and in any event, not permit any Originator to pay any of the Borrower’s operating expenses (except pursuant to allocation arrangements that comply with the requirements of this Section 5.14 or to pay any debt of Borrower);

(l) not permit the Borrower to be named as an insured on the insurance policy covering the property of any Originator or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the Borrower;

(m) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Kirkland & Ellis LLP, as counsel for the Borrower, in connection with the closing or initial Borrowing under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times; and

(n) maintain its certificate of formation in conformity with this Agreement, such that (i) it does not amend, restate, supplement or otherwise modify its Certificate of Formation or limited liability company agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 5.14, and (ii) its certificate of formation, at all times that this Agreement is in effect, provides for (x) not less than ten (10) days’ prior written notice to the Administrative Agent of the removal, replacement or appointment of any director that is to serve as an Independent Director for purposes of this Agreement and (y) the condition precedent to giving effect to such replacement or appointment that the Administrative Agent shall have determined in its reasonable judgment that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director”.

Section 5.15. Collections. Unless the Borrower is otherwise instructed at any time by the Administrative Agent, the Borrower shall instruct all Obligors, or cause the Originators to instruct, all Obligors to pay all Collections directly to a segregated lock-box or other Collection Account listed on Schedule 3, each of which is subject to a Collection Account Agreement. In the case of payments remitted to any such lock-box, the Borrower shall cause all proceeds from such lock-box to be deposited directly by a Collection Bank into a Collection Account listed on Schedule 3 (as amended from time to time in accordance with the terms hereof), which is subject to a Collection Account Agreement. The Borrower shall maintain exclusive dominion and control (subject to the terms of this Agreement, the Originator Subordinated Secured Notes and Originator Intercreditor Agreement) to each such Collection Account. In the case of any Collections received by the Borrower or any Originator, the Borrower shall remit (or shall cause such Originator to remit) such Collections to a Collection Account not later than the Business Day immediately following the date of receipt of such Collections, and, at all times prior to such remittance, the Borrower shall itself hold (or, if applicable, shall cause such Originator to hold) such Collections in trust, for the exclusive benefit of the Lenders and the Administrative Agent. In the case of any remittances received by the Borrower in any such Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Borrower shall promptly remit such items to the Person identified to it as being the owner of such remittances. The Borrower agrees that, at any time after the occurrence and continuance of any Termination Event or a Trigger Event, the Administrative Agent shall have the right to exercise exclusive dominion and control of each lock-box and Collection Account; provided that, promptly following the cure of any such Termination Event or Trigger Event, the Administrative Agent shall instruct the applicable banks that the Borrower may have access to such Collection Account without further consent of the Administrative Agent. The Administrative Agent may at any time (whether in connection with delivery to any of the Collection Banks of a Collection Notice pursuant to Section 6.02 or otherwise), request that the Borrower, and the Borrower thereupon promptly shall and shall direct the Originators to, direct all Obligors on Receivables to remit all payments thereon to a new depositary account (the “New Concentration Account”) specified by the Administrative Agent and, at all times thereafter the Borrower shall not deposit or otherwise credit, and shall not permit any Originator or any other Person to deposit or otherwise credit to the New Concentration Account any cash or payment item other than Collections. Alternatively, the Administrative Agent may request that the Borrower, and the Borrower thereupon promptly shall, direct all Persons then making remittances to any Collection Account listed on Schedule 3 (as amended from time to time in accordance with the terms hereof) which remittances are not payments on Receivables to deliver such remittances to a location other than an account listed on Schedule 3 (as amended from time to time in accordance with the terms hereof).

Section 5.16. Minimum Net Worth. The Borrower shall at all times maintain total assets which exceed its total liabilities by not less than the greater of (i) $12,000,000 and (ii) three percent (3.00%) of the aggregate Loans outstanding at any such time.

Section 5.17. [Reserved].

Section 5.18. Maintain Rating. The Borrower shall use, and shall cause each Originator to use, commercially reasonable efforts to maintain a credit rating from S&P and Moody’s.

Section 5.19. Compliance with Environmental Laws. Except, in each case, (i) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and, to the extent applicable, the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, the Borrower shall comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and environmental permits; obtain and renew all environmental permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 5.20. USA PATRIOT Act. The Borrower shall comply with all requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and Trading with the Enemy Act and any other legislation or executive order relating thereto, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.21. Office of Foreign Assets Control. The Borrower shall not knowingly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person (to its knowledge) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

Section 5.22. Further Assurances. Promptly following reasonable request by the Administrative Agent or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Transaction Document or other document or instrument relating to any Collateral, in each case jointly identified by the Borrower and the Administrative Agent, and (ii) subject to any applicable limitations set forth in the Transaction Documents, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Transaction Documents.

Section 5.23. Post-Closing Requirement. Notwithstanding anything set forth herein to the contrary, the Borrower shall complete the tasks set forth below, in each case within the time limits specified below:

(a) Within twenty-one (21) days after the Effective Date (or such later date as agreed by the Administrative Agent in its reasonable discretion), provide evidence to the Administrative Agent reasonably satisfactory to it that each Collection Account has been established in the name of the Borrower.

(b) Within twenty-one (21) days after the Effective Date (or such later date as agreed by the Administrative Agent in its reasonable discretion), enter into and deliver to the Administrative Agent a Collection Account Agreement with respect to each Collection Account, duly executed by each party thereto.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any of the Transaction Documents have been paid in full (other than contingent obligations not due and owing), the Borrower covenant and agree with the Administrative Agent and each Lender that:

Section 6.01. Name Change, Offices, Records and Books of Accounts. The Borrower will not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (a) given the Administrative Agent at least 30 days prior notice thereof (or such shorter notice as agreed by the Administrative Agent) and (b) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent in connection with such change or relocation.

Section 6.02. Change in Payment Instructions to Obligors. The Borrower will not add or terminate any bank as a Collection Bank from those listed in Schedule 3, or make any change in its instructions to Obligors regarding payments to be made to the Borrower or payments to be made to any lock-box, Collection Account or Collection Bank, unless either (x) directed to do so by the Administrative Agent in accordance with the terms of this Agreement or (y) the Administrative Agent shall have received, at least ten (10) Business Days before the proposed effective date therefor:

(a) written notice of such addition, termination or change, and

(b) with respect to the addition of a lock-box, Collection Account or Collection Bank, an executed account agreement and an executed Collection Account Agreement from such Collection Bank relating thereto;

provided, however, that the Borrower may make changes in instructions to Obligors regarding payments if (A) such new instructions require such Obligor to make payments to another existing lock-box or Collection Account that is subject to a Collection Account Agreement then in effect and (B) such new instructions are not contrary to the express written instructions of the Administrative Agent.

Section 6.03. Modifications to Invoices and Credit and Collection Policy. The Borrower will not make any change to the Credit and Collection Policy which would be reasonably likely to materially and adversely affect the collectability of any material portion of the Receivables or materially decrease the credit quality of any newly created Receivables. Except as provided in Article 11 or in the Sale Agreement, the Borrower and the Servicer, will not extend, amend or otherwise modify the terms of any Receivable or any Invoice related thereto other than in accordance with the Credit and Collection Policy.

Section 6.04. Sales, Liens, etc. The Borrower shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to any Receivable, Related Security or Collections, or upon or with respect to any Invoice under which any Receivable arises, or any lock-box or Collection Account or assign any right to receive income in respect thereof (other than, in each case, the creation of the interests therein in favor of the Administrative Agent and the Lenders provided for herein the other Permitted Encumbrances and other transactions permitted hereby), and the Borrower shall defend the security interest of the Administrative Agent and the Lenders in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower or any Originator (other than Permitted Encumbrances).

Section 6.05. Nature of Business; Other Agreements; Other Indebtedness. The Borrower shall not engage in any business or activity of any kind or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking other than the transactions contemplated and authorized by this Agreement and the Sale Agreement (including without limitations the transactions set forth in clauses (a) through (d) below). Without limiting the generality of the foregoing, the Borrower shall not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than:

(a) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(b) the incurrence of obligations under this Agreement,

(c) the incurrence of obligations, as expressly contemplated in the Sale Agreement (including incurrence of Originator Subordinated Secured Notes), to make payment to the applicable Originator thereunder for the purchase of Receivables from such Originator under the Sale Agreement, and

(d) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated in Section 5.14 of this Agreement.

In the event the Borrower shall at any time incur any borrowings under an Originator Subordinated Secured Note under the Sale Agreement, the obligations of the Borrower in connection therewith shall be subordinated to the obligations of the Borrower to the Lenders and the Administrative Agent under this Agreement, on such terms as shall be reasonably satisfactory to the Administrative Agent and the junior liens granted in respect thereof shall be subject to the Originator Intercreditor Agreement. The Borrower shall not pay any debt or expense of any Originator and shall not hold itself or its credit out as being available to pay, and shall not guarantee or secure with the Borrower’s assets the payment of, any debt or expense of any Originator.

Section 6.06. Amendments to Performance Undertaking and Sale Agreement. The Borrower shall not, without the prior written consent of the Administrative Agent:

(a) cancel or terminate the Performance Undertaking or the Sale Agreement,

(b) give any consent to or waiver of (or take any action having the same effect on) any provision of the Performance Undertaking or the Sale Agreement,

(c) waive any default, action, omission or breach under the Performance Undertaking or the Sale Agreement, or otherwise grant any indulgence thereunder, or

(d) amend, supplement or otherwise modify any of the terms of the Performance Undertaking or the Sale Agreement.

Section 6.07. Amendments to Organizational Documents. The Borrower shall not amend its certificate of formation or limited liability company agreement in any respect that would materially impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 5.14 of this Agreement.

Section 6.08. Merger. The Borrower shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

Section 6.09. Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment if a Termination Event (or, to the best of the Borrower’s knowledge, an Incipient Termination Event) exists or would result therefrom.

Section 6.10. ERISA. Except for events that are not reasonably likely to result in a Material Adverse Effect, the Borrower shall not, and shall not cause or permit any of its ERISA Affiliates to, cause or permit to occur an event that (a) could reasonably be expected to result in the imposition of a lien on any Receivable or Related Security or Collections with respect thereto under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (b) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than (x) premium payments arising in the ordinary course of business and (y) liabilities arising under Section 4041(b) of ERISA).

Section 6.11. Sale Characterization. The Borrower shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Sale Agreement (including for accounting and reporting purposes, but not for tax purposes) in any manner other than with respect to each sale of each Receivable effected pursuant to the Sale Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of such Receivable or Related Security or Collections with respect thereto by the Originators to the Borrower.

Section 6.12. Commingling. The Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Receivables into any Collection Account, except as otherwise contemplated under Section 4.02(h) of the Sale Agreement. If funds that are not Collections are deposited into a Collection Account, the Borrower shall, or shall cause the Servicer to notify the Administrative Agent in writing promptly upon discovery thereof, and, the Administrative Agent shall promptly remit (or direct the applicable Collection Account Bank to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice.

ARTICLE 7

TERMINATION EVENTS

If any of the following events (“Termination Events”) shall occur:

(a) the Borrower or any other Transaction Party shall fail (i) to make when due any payment of principal required hereunder or any other Transaction Document or (ii) to make when due any payment of interest, fees or other amounts required hereunder and such failure continues for three (3) Business Days;

(b) any Transaction Party shall fail to perform or observe any term, covenant or agreement (i) set forth in Article 6 hereunder, (ii) set forth in Section 5.01(e), (f) and (g) or Section 5.02(a) and such failure shall remain unremedied for five (5) Business Days following the earlier to occur of (A) written notice thereof by the Administrative Agent to the Servicer or the Borrower, as applicable, or (B) the Servicer’s or the Borrower’s actual knowledge of such failure or (iii) otherwise set forth in the Transaction Documents (other than as referred to clauses (i) and (ii) of this paragraph (b) or otherwise in this Article 7) and such failure shall remain unremedied for ten (10) Business Days following the earlier to occur of (A) written notice thereof by the Administrative Agent to the Servicer or the Borrower, as applicable, or (B) the Servicer’s or the Borrower’s actual knowledge of such failure;

(c) any representation, warranty, certification or statement made by any Transaction Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) any Transaction Party shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Transaction Party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for a substantial part of its property (and in the case of an involuntary proceeding, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered), or (ii) any Transaction Party shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (d);

(e) As at the end of any Calculation Period:

(i) the average of the Delinquency Ratios for each of the three consecutive Calculation Periods then most recently ended shall exceed 3.50% at any time;

(ii) the average of the Dilution Ratios for each of the three consecutive Calculation Periods then most recently ended shall exceed 12.00% at any time; or

(iii) the average of the Default Ratios for each of the three consecutive Calculation Periods then most recently ended shall exceed 3.50% at any time;

(f) any Originator shall for any reason cease to transfer, or cease to have the legal capacity or otherwise be incapable of transferring, Receivables to the Borrower, as purchaser under the Sale Agreement, or any “Servicer Event of Default” or “Potential Servicer Event of Default” shall occur under the Sale Agreement;

(g) a Change in Control shall occur;

(h) the Performance Undertaking shall cease to be effective (other than in accordance with its terms) or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall contest in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder;

(i) one or more final judgments shall be entered against any Originator, the Performance Guarantor or any of its subsidiaries for the payment of money in the aggregate amount of $10,000,000 or more, or the equivalent thereof in another currency, on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution or bond to secure appeal;

(j) any Transaction Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(k) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (k) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further, for the avoidance of doubt, the existence of any right or option of any holder of any convertible Indebtedness to convert any Indebtedness represented thereby into equity interests of the Company and/or any cash settlement (including in respect of fractional shares) in connection with such conversion or the conversion of such Indebtedness shall not constitute a Termination Event under this clause (k);

(l) [Reserved];

(m) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) the security interest granted pursuant to Article 10 shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby (other than any immaterial portion of the Collateral), except as permitted by the terms of this Agreement, or this Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Transaction Document; provided that no Event of Default shall occur under this clause (n) as a result of any loss of perfection or priority caused by the failure of the Administrative Agent to file UCC continuation statements;

(o) any material provision of any of the Transaction Documents for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Transaction Party shall challenge the enforceability of any of the Transaction Documents or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Transaction Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(p) [Reserved];

(q) an Availability Shortfall exists at any time and the Borrower has not repaid or cash collateralized the amount of such Availability Shortfall within one Business Day of written notice in accordance with Section 2.08;

(r) Consolidated EBITDA of the Company and its subsidiaries for any four consecutive fiscal quarter period ending on the date set forth below is less than the amount set forth opposite such period:

Four Consecutive Fiscal Quarter Period Ending	Minimum Consolidated EBITDA
September 30, 2011	$125,000,000
December 31, 2011	$125,000,000
March 31, 2012	$160,000,000
June 30, 2012	$160,000,000
September 30, 2012	$210,000,000
December 31, 2012	$250,000,000
March 31, 2013	$275,000,000
June 30, 2013	$325,000,000
September 30, 2013	$370,000,000
December 31, 2013	$415,000,000
March 31, 2014	$450,000,000
June 30, 2014	$475,000,000
September 30, 2014	$495,000,000
December 31, 2014	$495,000,000

(s) the aggregate amount of Capital Expenditures of the Company and its subsidiaries on a consolidated basis during any period set forth below exceeds the amount set forth opposite such period:

Period	Maximum Capital Expenditures
For the two consecutive fiscal quarters ending December 31, 2011	$90,000,000
For the four consecutive fiscal quarters ending December 31, 2012	$200,000,000
For the four consecutive fiscal quarters ending December 31, 2013	$250,000,000
For the four consecutive fiscal quarters ending December 31, 2014	$355,000,000

; provided that:

(i) the amount of “Maximum Capital Expenditures” set forth in the table above in respect of any “Period” in such table (a “Period”)

shall be decreased by the aggregate amount of Indebtedness incurred by the Company or any subsidiary of the Company in reliance on Section 6.01(e) of the YRCW Amended Term Loan during such Period;

(ii) notwithstanding anything to the contrary contained above, to the extent that the aggregate amount of Capital Expenditures made by the Company and its subsidiaries (plus the aggregate amount of Indebtedness incurred as described in the foregoing clause (i)) in any Period that reduced the amount of Capital Expenditures that could be made in such Period pursuant to the table above (but disregarding any Capital Expenditures made in reliance on any Rollover Amount utilized during such year) is less than the maximum amount set forth in the table above, fifty percent (50%) of the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year (with such Rollover Amount deemed utilized first in such succeeding fiscal year); and

(iii) in addition to the Capital Expenditures permitted pursuant to the preceding paragraphs of this clause (s), the Company and its subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Available Basket Amount (as defined in the YRCW Amended Term Loan) on the date of such Capital Expenditure that the Company elects to apply to this clause (s), so long as no Termination Event has occurred and is continuing or would result therefrom;

(t) unrestricted cash and Cash Equivalents of the Company and its subsidiaries on a consolidated basis is less than $50,000,000; and

(u) (i) the Company fails to maintain the Escrow Accounts in accordance with the Escrow Agreements (including without limitation, the failure to draw funds from the Escrow Accounts at any time when the relevant conditions for release of such funds have been satisfied), (ii) any Escrow Amount is released from the applicable Escrow Account (other than in accordance with the terms of the applicable Escrow Agreement) and (iii) any Lien (other than any Permitted Encumbrance of the type described in clauses (a), (b), (c), (d), (e) (other than any such liens in favor of the holders of Specified Debt) and (i) of the definition of Permitted Encumbrance) attaches to any Escrow Amount or any Escrow Account;

then, and in every such event (other than an event with respect to the Borrower described in clause (d) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the

Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; and in case of any event with respect to the Borrower described in clause (d) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law. Upon the occurrence and the continuance of a Termination Event, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Transaction Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Transaction Documents (including, without limitation, the Standstill Agreement and the Originator Intercreditor Agreement), and to exercise such powers as are delegated to the Administrative Agent by the terms of the Transaction Documents (including, without limitation, the filing of UCC financing statements and entry into account control agreements, in each case in respect of the Collateral), together with such actions and powers as are reasonably incidental and related thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Transaction Parties or any Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Transaction Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Incipient Termination Event or a Termination Event has occurred and is continuing, (b) the

Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Transaction Documents or that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Transaction Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Transaction Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Termination Event or Incipient Termination Event unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Transaction Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Transaction Document, (iv) the validity, enforceability, effectiveness or genuineness of any Transaction Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Transaction Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) absent the continuance of an Event of Default, to appoint a successor. If no successor shall have been so appointed by the Required Lenders (with the consent of the Borrower, as applicable) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.14(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Borrower and will rely significantly upon the Transaction Parties’ books and records, as well as on representations of the Transaction Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Transaction Party, to the Borrower at:

YRCW Receivables LLC 10990 Roe Avenue

Overland Park, KS 66211 Attention: President

Phone: (913) 696-6171

Facsimile: (913) 266-6587)

with a copy to: Chief Financial Officer

Phone: (913) 344-5207

Facsimile: (913) 266-4082)

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 23rd Floor

New York, New York 10179

Attention: Bruce S. Borden

Phone: (212) 270-5799

Facsimile: (212) 622-4557

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 or to compliance and no Termination Event certificates delivered pursuant to Section 5.02(a) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Transaction Parties) may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Transaction Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Transaction Document or consent to any departure by any Transaction Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Incipient Termination Event, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Incipient Termination Event at the time.

(b) Neither this Agreement nor any other Transaction Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, or (y) in the case of any other Transaction Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Transaction Party or Transaction Parties that are parties thereto, with the consent of the Required Lenders; provided that (i) the consent of each Lender directly adversely affected thereby shall be required to (A) increase the Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder (provided that waivers of Incipient Termination Events or Termination Events or waivers of default interest shall not be deemed to be reductions in the rate of interest or any fee under the Transaction Documents), (C) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (other than any mandatory prepayments), or (D) change Section 2.15(b) or (d) in a manner that would alter the manner in which payments are shared, (ii) except as provided in clause (d) of this Section, the consent of each Lender shall be required to (A) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Transaction Document to reduce the number or percentage of Lenders stated therein required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (B) except as otherwise expressly permitted in any Transaction Document, release any of the Collateral and (C) change Section 2.17, and (iii) the consent of the Supermajority Term A Lenders and the Supermajority Term B Lenders shall be required (A) to amend the definition of “Borrowing Base” and any other defined terms used in such definition, in a manner materially adverse to the interests of the Lenders or in a manner that would make more credit available to the Borrower and (B) to replace the Company as servicer (other than in accordance with Section 11.01(a)); provided further that no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, as the case may be (it being understood that any change to Section 2.17 shall require the consent of the Administrative Agent). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. In addition, Schedule 2 may be amended in accordance with Section 3.01(k) and Schedule 3 may be amended in accordance with Section 4.02(b) of the Sale Agreement.

(c) The Lenders hereby irrevocably authorize the Administrative Agent, to release any Liens granted to the Administrative Agent by the Borrower on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), (ii) constituting property being sold or disposed of if the Borrower disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article 7. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of each Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Lender directly adversely affected thereby”, “Supermajority Term A Lenders” or “Supermajority Term B Lenders”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.12 and 2.14, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.13 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Initial Lenders and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Initial Lenders (limited in the case of counsel to the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel for the Administrative Agent, one primary counsel for the Initial Lenders and one local counsel in each material jurisdiction), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the Facilities provided for herein, the preparation and administration of the Transaction Documents or any amendments, modifications or waivers of the provisions of the Transaction Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent and the Lenders (limited to the fees, disbursements and other charges of one primary counsel for the Administrative Agent and all of the Lenders, one primary counsel for the Initial Lenders, one local counsel in each material jurisdiction and any conflicts counsel), in connection with the enforcement, collection or protection of its rights in connection with the Transaction Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing but subject to the limitations set forth in Section 5.03, reasonable and documented out-of-pocket costs and expenses incurred in connection with:

(i) appraisals and insurance reviews; and

(ii) field examinations and the preparation of Reports.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Transaction Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, (iv) the failure of the Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.14, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of or any material breach of the Transaction Documents by such Indemnitee (or any of its Related Parties) or (B) a dispute solely among Indemnitees (other than claims against the Administrative Agent solely in such capacity).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) Subject to Section 9.03(a), to the extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any Indemnitee or other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor (including documentation reasonably supporting such request).

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b) (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of a Term A Commitment or, in the case of a Term A Loan or Term B Loan, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Termination Event has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Transaction Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) on or before the date on which it becomes a party to this Credit Agreement, the Assignee shall deliver to the Borrower and the Administrative Agent the forms or certifications, as applicable, described in Section 2.14, to the extent required thereby.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest proof, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Notwithstanding anything to the contrary contained in this Agreement, the Loans and Commitments are intended to be treated as registered obligations for tax purposes and the right, title and interest of the Lenders in and to such Loans and Commitments shall be transferable only in accordance with the terms hereof. This Section 9.04(b)(iv) shall be construed so that the Loans and Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(f) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans or other Obligations under this Agreement (“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and the relevant Lender shall treat each person whose name is recorded in the Participant Register as the owner of the relevant participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Transaction Parties in the Transaction Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Transaction Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent obligations not due and owing) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Transaction Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of any Transaction Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If a Termination Event shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Transaction Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Transaction Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Manhattan Borough of New York, New York in any action or proceeding arising out of or relating to any Transaction Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Transaction Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against any Transaction Party or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Transaction Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the Transactions, (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process (with, to the extent permitted by applicable law, prompt notice thereof to the Borrower), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or other confidentiality obligations owed to the Borrower or its Affiliates or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower which is not subject to a confidentiality obligation owed to the Borrower or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent (in such capacity) or any Lender (in such capacity) on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

Section 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.15. Disclosure. The Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

Section 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE 10

GRANT OF SECURITY INTERESTS

Section 10.01. Grant of Security Interest. To secure the prompt and complete payment and performance of all Obligations, and to induce the Administrative Agent and the Lenders to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof and subject to the Permitted Encumbrances, the Borrower hereby grants, pledges and hypothecates to the Administrative Agent, for the benefit of the Lenders, a Lien upon and security interest in all of the

Borrower’s right, title and interest in, to and under, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower (including under any trade names, styles or derivations of the Borrower), and regardless of where located (all of which being hereinafter collectively referred to as the “Collateral”):

(a) all Receivables;

(b) all Related Security;

(c) all of the following (collectively, the “Account Collateral”):

(i) the Collection Accounts, the Facility Account, the lockboxes, and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Accounts, the lockboxes or such funds,

(ii) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent, any Lender or any assignee or agent on behalf of the Administrative Agent, any Lender in substitution for or in addition to any of the then existing Account Collateral, and

(iii) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Account Collateral;

(d) all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Borrower under this Agreement or another Transaction Document, including any deposit with any Lender or the Administrative Agent of additional funds by the Borrower;

(e) all general intangibles (as defined in the UCC); and

(f) to the extent not otherwise included, all proceeds (as defined in the UCC) and products (as defined in the UCC) of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Collateral (including proceeds that constitute property of the types described in Sections 10.01(a) through (e)).

Section 10.02. Borrower’s Agreements. The Borrower hereby collaterally assigns and pledges it rights under the Sale Agreement to the Administrative Agent for the benefit of the Administrative Agent and the Lenders hereunder; provided that each of the Lenders and the Administrative Agent shall not exercise and enforce its rights under this Section 10.02 unless and until the occurrence of and during the continuance of Termination Event.

Section 10.03. Delivery of Collateral. All certificates or instruments representing or evidencing all or any portion of the Collateral shall be delivered to and held by or on behalf of the Administrative Agent promptly following receipt thereof and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its reasonable discretion following the occurrence and during the continuation of a Termination Event and without notice to the Borrower, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Collateral.

Section 10.04. Borrower Remains Liable. It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall remain liable under any and all of the Transferred Receivables, the Invoices therefor and any other agreements constituting the Collateral to which it is a party to observe and perform all the conditions and obligations to be observed and performed by it thereunder unless and until the Administrative Agent expressly assumes such liability. Unless expressly assumed, the Lenders and the Administrative Agent shall not have any obligation or liability under any such Receivables, Invoices or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent or the Lenders of any payment relating thereto pursuant hereto or thereto. The exercise by any Lender or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Borrower or the Servicer from any of their respective duties or obligations under any such Receivables, Invoices or agreements. None of the Lenders or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Borrower or the Servicer under or pursuant to any such Receivable, Invoice or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Invoice or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

ARTICLE 11

ADMINISTRATION AND COLLECTION

Section 11.01. Designation of Servicer. (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 11.01. The Company is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement and the Sale Agreement. Following the occurrence and during the continuance of a Servicer Event of Default, the Administrative Agent may designate as Servicer any Person to succeed the Company or any successor Servicer. In addition, the Servicer may be replaced with the consent of the Borrower, the Supermajority Term A Lenders and the Supermajority Term B Lenders in accordance with Section 9.02(b).

(b) The Company is permitted to delegate, and the Company hereby advises the Lenders and the Administrative Agent that it has delegated, to each of the Originators, as subservicers of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Transferred Receivables. Notwithstanding the foregoing, (i) for so long as the Company is Servicer, the Company shall be and remains primarily liable to the Administrative Agent and the Lenders for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) for so long as the Company is Servicer, the Administrative Agent and the Lenders shall be entitled to deal exclusively with the Company in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder, and the Administrative Agent and the Lenders shall not be required to give notice, demand or other communication to any Person other than the Company in order for communication to the Servicer and its subservicer or other delegate in respect thereof to be accomplished. The Company, at all times that it is the Servicer, shall be responsible for providing its subservicer or other delegate with any notice given under this Agreement.

(c) Without the prior written consent of the Administrative Agent, (i) the Company shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than each Originator, and then such delegation shall be limited to the activities of Servicer hereunder as the same may relate to the Receivables originated by such Originator, and (ii) no Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by the Company. If following the occurrence and during the continuance of an Servicer Event of Default, the Administrative Agent shall designate as Servicer any Person other than the Company, all duties and responsibilities theretofore delegated by the Company to the Originators may, at the discretion of the Administrative Agent, be terminated forthwith on written notice given by the Administrative Agent to the Company.

Section 11.02. Duties of Servicer. (a) Subject to the provisions of this Agreement and the Sale Agreement, the Servicer shall conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all reasonable actions that (i) it determines in good faith may be necessary or advisable to service, administer and collect each Transferred Receivable from time to time, and (ii) are consistent with the Credit and Collection Policies and industry practice for the servicing of accounts receivable similar to such Transferred Receivables.

(b) In addition to the foregoing, the Servicer shall be responsible for the following:

(i) preparation and delivery on behalf of the Borrower of all borrowing requests, repayment notices, Borrowing Base Certificates, Monthly Reports, Weekly Reports and Daily Reports required to be delivered under this Agreement; and

(ii) establishment, maintenance and administration of the Collection Accounts.

(c) The Servicer, may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Administrative Agent or the Lenders under this Agreement. Notwithstanding anything to the contrary contained herein, from and after the occurrence and during the continuation of a Termination Event, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

Section 11.03. Collections on Receivables. (a) In the event that the Servicer is unable to determine the specific Transferred Receivables on which Collections have been received from the Obligor thereunder, the parties agree that such Collections shall be deemed to have been received on such Receivables in the order in which they were originated with respect to such Obligor. In addition, if (i) an Obligor is an obligor on Transferred Receivables and any other Receivables or indebtedness owed to any Originator or any of its respective Affiliates and (ii) the Servicer is unable to determine the specific Receivables or other indebtedness on which Collections have been received from the Obligor thereunder, then, unless otherwise required by applicable law, Collections on such Transferred Receivables or other Receivables or indebtedness shall be treated first, as a Collection of any Transferred Receivables of such Obligor, in the order in which they were originated, before being applied to any other Receivables or other indebtedness of such Obligor. In the event that the Servicer is unable to determine the specific Transferred Receivables on which discounts, offsets or other non-cash reductions have been granted or made with respect to the Obligor thereunder, the parties agree for purposes of this Agreement only that such reductions shall be deemed to have been granted or made (x) prior to a Termination Event, on such Receivables as reasonably determined by the Servicer, and (y) from and after the continuance of a Termination Event, in the reverse order in which they were originated with respect to such Obligor.

(b) If the Servicer determines that amounts unrelated to the Transferred Receivables (the “Unrelated Amounts”) have been deposited in any Collection Account, then the Servicer shall provide written evidence thereof to each of the Borrower and the Administrative Agent no later than three Business Days following the day on which the Servicer had actual knowledge thereof, which evidence, upon such notice, the Servicer may withdraw such amount from such Collection Account for its own account.

(c) Authorization of the Servicer. The Borrower hereby authorizes the Servicer to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the rights of the Borrower hereunder and under the Sale Agreement, in the determination of the Servicer, to (x) collect all amounts due under any Transferred Receivable, including endorsing the applicable name on checks and other instruments representing Collections on such Receivable, and executing and delivering any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to any such Receivable and (y) after any Transferred Receivable becomes a Defaulted Receivable and to the extent permitted under and in compliance with applicable law and regulations, commence proceedings with respect to the enforcement of payment of any such Receivable and the Invoice therefor and to adjust, settle or compromise any payments due thereunder, in each case to the same extent as the applicable Originator could have done if it had continued to own such Receivable, subject to the limitations set forth in Section 6.03. The Borrower shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. Notwithstanding anything to the contrary contained herein, the Borrower shall have the absolute and unlimited right to direct the Servicer (at the Servicer’s expense) (i) to commence or settle any legal action to enforce collection of any Transferred Receivable or (ii) to foreclose upon, repossess or take any other action that Borrower deems necessary or advisable with respect thereto. In no event shall the Servicer be entitled to make the Borrower, the Administrative Agent or any Lender a party to any litigation without such Person’s express prior written consent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YRCW RECEIVABLES LLC

By:
Name: Title:

[Signature Page – Credit Agreement]

SERVICER: YRC WORLDWIDE INC.

By:
Name: Title:

[Signature Page – Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name: Title:

[Signature Page – Credit Agreement]

[LENDER]

By:
Name: Title:

[If a second signature is required:]

By:
Name: Title:

[Signature Page – Credit Agreement]

SCHEDULE 1

COMMITMENT SCHEDULE

Lender	Term A Commitment	Term B Commitment
JPMorgan Chase Bank, N.A.	$0.00	$225,000,000.00
Catalyst Fund Limited Partnership II	$58,333,333.33	$0.00
Crescent 1, L.P.	$10,500,000.00	$0.00
CRS Fund, Ltd.	$9,916,666.67
Cyrus Select Opportunities Master Fund, Ltd.	$6,416,666.67
Cyrus Opportunities Master Fund II, Ltd.	$31,500,000.00
Owl Creek Investments I, LLC	$58,333,333.33	$0.00

Total:	$175,000,000.00	$225,000,000.00

Commitment Schedule

SCHEDULE 2

CHIEF EXECUTIVE OFFICE OF BORROWER

LOCATIONS OF RECORDS

Chief Executive Office

10990 Roe Avenue

Overland Park, Kansas 66211

Location of Records

10990 Roe Avenue

Overland Park, Kansas 66211

750 East 40th Street

Holland, Michigan 49423

16277 S.E. 130th Avenue

Clackamas, OR 97015

Federal Employer Identification Number

45-2772100

Organizational Identification Number

5009148

Trade Names and Assumed Names

None.

Chief Executive Office of Borrower

Locations of Records

SCHEDULE 3

LOCKBOXES; COLLECTION ACCOUNTS1

Type of Account	Account #	Bank Name	City, State
Lockbox	708359567	JP Morgan	Chicago, IL
Lockbox	708359583	JP Morgan	Chicago, IL
Lockbox	1102227	JP Morgan	Chicago, IL
Funding/Deposit	5566681	JP Morgan	Chicago, IL
Merchant Card Deposit	100160594	JP Morgan	Chicago, IL
ACH Deposit	872035497	JP Morgan	Chicago, IL

[1]	The Collection Accounts listed in this Schedule 3 will be established in the name of the Borrower in accordance with the terms of Section 5.23.

Lockboxes; Collection Accounts

SCHEDULE 4

TRANSACTIONS SCHEDULE

Reference is made herein to (1) that certain Credit Agreement, dated as of August 17, 2007, by and among the Company, the other borrowers thereto, JPMorgan Chase Bank, as administrative agent (the “Existing Agent”) and the lenders party thereto (the “Existing Lenders”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement” and the facilities thereunder, the “Existing Credit Facilities”), (2) that certain Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008, with certain domestic subsidiaries of the Company and the Company as guarantor of certain obligations (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing ABS Facility”), (3) that certain Contribution Deferral Agreement, dated as of June 17, 2009, pursuant to which, as of June 30, 2011, approximately $152,000,000 will be outstanding in principal and interest which is secured by certain owned real estate (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pension Note”), (4) that certain YRC Worldwide Inc. Summary of Principal Terms of Proposed Restructuring, dated as of February 22, 2011 (the “Restructuring Term Sheet”) and (5) a new management equity incentive plan (the “Management Incentive Plan”) which will be entered into as soon as reasonably practicable after the Effective Date to provide designated members of the Company management with New Common Stock (as defined in the Restructuring Term Sheet) and/or stock option awards, exercisable for New Common Stock.

Capitalized terms used but not defined in this Schedule 4 shall have the meanings set forth in the Credit Agreement to which this Schedule 4 is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Schedule 4 shall be determined by reference to the context in which it is used.

The Company intends to undertake the transactions described below in order to implement an out-of-court restructuring.

In connection with the foregoing, it is intended that:

(1) The LC Facility (as defined below) and outstanding letters of credit will remain in place on their current terms as part of the Amended Term Loan (as defined below); provided, however, the LC Facility shall have an interest rate of 7.5% per annum payable in cash. All obligations with respect to the LC Facility will remain unaffected and all letters of credit will remain outstanding according to their current terms and the

Transaction Schedule

Company will be able to renew, continue or extend such letters of credit in accordance with the terms of the LC Facility. No new letters of credit may be issued under the LC Facility unless the aggregate drawable amount of all letters of credit is not increased after giving effect to the issuance of such new letter of credit.

(2) In exchange for the Existing Credit Agreement Claims2, Existing Lenders will receive:

(a) 72.5% of the New Common Stock3, subject to dilution on account of the Management Incentive Plan, (b) $140,000,000 of Restructured Convertible Secured Notes (as defined below) and (c) loans under the Amended Term Loan, which loans will be in the initial principal amount of the Non-LC Existing Credit Agreement Claims minus $305,000,000 (the “New Term Loan Amount”).

(3) $140,000,000 in aggregate principal amount of new convertible secured notes (the “Restructured Convertible Secured Notes”)4 will be issued under an indenture that includes the following terms among others: (a) convertible at the holder’s option on and after the second anniversary of the Effective Date into New Common Stock at a conversion price based on a pre-conversion $400,000,000 equity valuation, (b) a lien on all collateral securing the Amended Term Loan/LC Facility which liens shall

[2]

“Existing Credit Agreement Claims”: ((a)-(d) below collectively being the “Existing Credit Agreement Claims” and (b)-(d) below being the “Non-LC Existing Credit Agreement Claims”) estimated as of June 30, 2011:

(a) “Letters of Credit Claims”: Claims with respect to approximately $483,000,000 of outstanding letters of credit (the “LCs”) issued under the revolving credit facility under the Existing Credit Agreement (the “LC Claims” and the underlying facility, the “LC Facility”).

(b) “Term Loan Claims”: Approximately $247,000,000 in principal amount of outstanding term loans issued under the Existing Credit Agreement.

(c) “Revolving Credit Claims”: Approximately $134,000,000 in principal amount of outstanding loans issued under the revolving credit facility under the Existing Credit Agreement.

(d) “Deferred Interest and Fees Claims”: Approximately $166,000,000 of deferred interest and fees due and outstanding under the Existing Credit Agreement, including with respect to the LC Facility.

[3]	The New Common Stock will be allocated among the holders of the Existing Credit Agreement Claims on a pro rata basis.
[4]	The Restructured Convertible Secured Notes shall be allocated among the holders of Non-LC Existing Credit Agreement Claims on a pro rata basis.

Transaction Schedule

be junior only to the liens securing the Amended Term Loan/LC Facility (except that the liens securing the Restructured Convertible Secured Note shall also be junior to (i) the liens securing the Pension Note solely with respect to the collateral securing the Pension Note on a first priority basis and (ii) other permitted liens to be mutually agreed) and equal and ratable only with the liens securing the New Money Convertible Secured Notes (as defined below), (c) maturity date of March 31, 2015, (d) an interest rate of 10% per annum, which shall be paid in kind on a semi-annual basis, (e) callable at par plus accrued interest, (f) registration rights, (g) votes as equity on an as converted basis, and (h) other market terms.

(4) The existing term loan under the Existing Credit Agreement shall be amended and restated (the “Amended Term Loan”). Initially the Amended Term Loan will be in the aggregate principal amount of the New Term Loan Amount. The Amended Term Loan will include the LC Facility. The Amended Term Loan will contain the following terms, among others: (a) a first priority lien on all collateral currently securing the Existing Credit Agreement (except that the liens securing the Amended Term Loan shall be junior to (i) the liens securing the Pension Note solely with respect to the collateral securing the Pension Note on a first priority basis and (ii) other permitted liens to be mutually agreed by the parties to the Amended Term Loan and pari passu with no other liens except the liens securing the LC Facility if the LC Facility is a stand-alone facility), (b) an interest rate of 10.0% per annum payable in cash on a monthly basis, (c) maturity date of March 31, 2015, (d) 75% of asset sale net cash proceeds received by the Loan Parties (as defined in the Existing Credit Agreement) shall be used to pay down the Amended Term Loan and collateralize the LCs on a pro rata basis (subject to certain exceptions to be mutually agreed) and (e) other terms similar to term loans issued under the Existing Credit Agreement. Pursuant to the amendment and restatement of the Existing Credit Agreement, the revolving credit facility under the Existing Credit Agreement shall be terminated as of the Effective Date.

(5) The Company will issue $100,000,000 in aggregate principal amount of new convertible secured notes (the “New Money Convertible Secured Notes” and together with the Restructured Convertible Secured Notes, the “New Convertible Secured Notes”) under an indenture that includes the following terms among others: (a) convertible at the holder’s option at any time into New Common Stock at a conversion price based on $118,000,000 equity valuation, (b) a lien on all collateral securing the Amended Term Loan/LC Facility which liens shall be junior only to the liens securing the Amended Term Loan/LC Facility (except that the liens securing the New Money Convertible Notes shall also be junior to (i) the

Transaction Schedule

liens securing the Pension Note solely with respect to the collateral securing the Pension Note on a first priority basis and (ii) other permitted liens to be mutually agreed by the parties to the New Money Convertible Secured Notes and the New Convertible Secured Notes) and equal and ratable only with the liens securing the Restructured Convertible Secured Notes, (c) maturity date of March 31, 2015, (d) an interest rate of 10% per annum, (e) registration rights, (f) non-callable through maturity, (g) votes as equity on an as converted basis and (h) other market terms. All holders of Credit Agreement Claims will have the opportunity to purchase the New Money Convertible Secured Notes on a pro rata basis.

(6) The obligations under the Existing ABS Facility will be satisfied in full in cash (or such obligations will otherwise be satisfied in the discretion of the lenders under the Existing ABS Facility), it being understood and agreed that the letters of credit issued under the Existing ABS Facility may be cash collateralized or replaced with other cash collateralized letters of credit.

(7) The Convertible Notes Claims5 will remain outstanding.

(8) The Pension Note will be amended to (a) extend the maturity until March 31, 2015, (b) defer any accrued interest and fees as of the Effective Date until maturity, (c) provide for contract rate cash interest6 beginning on the Effective Date and (d) eliminate any mandatory amortization payments (other than in connection with permitted sales of the collateral securing the Pension Note). The Pension Note will retain a lien on the assets that constitute its current collateral.

(9) The holders of Old Equity will receive 2.5% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Convertible Secured Notes.

(10) The employees of the Company that are members of the IBT will collectively receive 25% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Convertible Secured Notes (the “Employee Distribution”).

[5]

“Convertible Notes Claims” means, collectively, the 6.0% Convertible Notes Claims (as defined in the Restructuring Term Sheet), the 3.375% Convertible Notes Claims (as defined in the Restructuring Term Sheet) and the 5.0% Convertible Notes Claims (as defined in the Restructuring Term Sheet).

[6]	The interest will be consistent with applicable fund documentation in effect on February 28, 2011.

Transaction Schedule

(11) The Company will use commercially reasonable efforts to list the New Common Stock on at least one of the New York Stock Exchange, American Stock Exchange or Nasdaq National Market System. Registration Rights will be available to holders of 10% or more of the New Common Stock.

(12) Costs, fees and expenses incurred in connection with the foregoing transactions (including debt prepayment premiums, if any) will be paid (collectively, the “Transaction Costs”).

The transactions described above (including the incurrence of the Facilities) are collectively referred to herein as the “Transactions”.

Transaction Schedule

SCHEDULE 5

PENSION FUND ENTITIES

CENTRAL STATES, SOUTHEAST AND SOUTHWEST AREAS PENSION FUND

INTERNATIONAL ASSOCIATION OF MACHINISTS MOTOR CITY PENSION FUND

WESTERN CONFERENCE OF TEAMSTERS PENSION TRUST

TEAMSTERS LOCAL 617 PENSION FUND

LOCAL 705 INTERNATIONAL BROTHERHOOD OF TEAMSTERS PENSION FUND

WESTERN CONFERENCE OF TEAMSTERS SUPPLEMENTAL BENEFIT TRUST FUND

SUBURBAN TEAMSTERS OF NO. IL. PENSION FUND

ROAD CARRIERS LOCAL 707 PENSION FUND

SOUTHWESTERN PENNSYLVANIA AND WESTERN MARYLAND TEAMSTERS & EMPLOYERS PENSION FUND

HAGERSTOWN MOTOR CARRIERS AND TEAMSTERS PENSION PLAN

TEAMSTERS LOCAL 445 PENSION FUND

I.B. OF T. UNION LOCAL NO. 710 PENSION FUND

NEW ENGLAND TEAMSTERS & TRUCKING INDUSTRY PENSION FUND

TEAMSTERS JC 83 PENSION FUND

MANAGEMENT LABOR WELFARE & PENSION FUNDS LOCAL 1730, I.L.A.

TEAMSTERS LOCAL 639 EMPLOYER’S PENSION TRUST

CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND

TEAMSTERS LOCAL 641 PENSION FUND

TEAMSTERS PENSION TRUST FUND OF PHILADELPHIA AND VICINITY

FREIGHT DRIVERS AND HELPERS LOCAL 557 PENSION FUND

MID-JERSEY TRUCKING IND. & TEAMSTERS LOCAL 701 PENSION FUND

TRUCKING EMPLOYEES OF NORTH JERSEY WELFARE FUND INC. – PENSION FUND

HAWAII TRUCKERS-TEAMSTERS UNION PENSION FUND

NEW YORK STATE TEAMSTERS CONFERENCE PENSION AND RETIREMENT FUND

EMPLOYER-TEAMSTERS LOCAL NOS. 175/505 PENSION TRUST FUND

WESTERN PENNSYLVANIA TEAMSTERS AND EMPLOYERS PENSION FUND

Pension Fund Entities